MERGER AGREEMENT

DATED OCTOBER 22, 2015

BY AND AMONG

HEARTLAND FINANCIAL USA, INC.,

CIC BANCSHARES, INC.

AND

KEVIN W. AHERN, AS SECURITY HOLDERS’ REPRESENTATIVE

4.12 Properties	28
4.13 Environmental Matters	29
4.14 Tax Matters	31
4.15 Contracts and Commitments	35
4.16 Litigation	36
4.17 No Brokers or Finders	36
4.18 Employees	36
4.19 Employee Benefit Plans	38
4.20 Insurance	42
4.21 Affiliate Transactions	42
4.22 Compliance with Laws; Permits	42
4.23 Administration of Fiduciary Accounts	42
4.24 Interest Rate Risk Management Instruments	43
4.25 Regulatory Approvals	43
4.26 Disclosure	43

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER	43

5.1 Conduct of Business	43
5.2 Access to Information; Confidentiality	46
5.3 Notice of Developments	47
5.4 Certain Loans and Related Matters	47
5.5 Monthly Financial Statements and Pay Listings	47
5.6 Consents and Authorizations	47
5.7 Filing of Tax Returns and Adjustments	47
5.8 No Solicitation	48

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS	49

6.1 The Bank Merger	49
6.2 Filings and Regulatory Approvals	50
6.3 Expenses	50
6.4 Title Insurance and Surveys	50
6.5 Shareholder Approval; Registration Statement	51
6.6 Establishment of Accruals	53
6.7 Employee Matters	54
6.8 Tax Treatment	55
6.9 Updated Schedules	55
6.10 Indemnification; Directors’ and Officers’ Insurance	55
6.11 Notice of Developments by Heartland	56
6.12 Redemption of CIC Preferred Stock	57
6.13 Repayment of CIC Bank Loan	57
6.14 Assumption of CIC Convertible Notes and CIC Sub-Debt	57
6.15 Millennium Stragglers	57
6.16 Determination of Adjusted Tangible Equity	57

ARTICLE 7 CONDITIONS	58

7.1 Conditions to Obligations of Each Party	58
7.2 Additional Conditions to Obligation of CIC	59
7.3 Additional Conditions to Obligation of Heartland	60

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER	61

8.1 Reasons for Termination	61
8.2 Effect of Termination	63
8.3 Expenses	63
8.4 CIC Termination Payments	64
8.5 Amendment	64
8.6 Waiver	64

ARTICLE 9 GENERAL PROVISIONS	64

9.1 Press Releases and Announcements	64
9.2 Notices	64
9.3 Assignment	66
9.4 No Third Party Beneficiaries	66
9.5 Schedules	66
9.6 Interpretation	66
9.7 Severability	67
9.8 Complete Agreement	67
9.9 Governing Law	67
9.10 Specific Performance	67
9.11 Waiver of Jury Trial	67
9.12 Investigation of Representations, Warranties and Covenants	68
9.13 No Survival of Representations	68
9.14 Securityholders’ Representative	68

SIGNATURES	69

MERGER AGREEMENT

This MERGER AGREEMENT (this “Agreement”), dated October 22, 2015, is made and entered into by and among Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), CIC Bancshares, Inc., a Colorado corporation (“CIC”), and Kevin W. Ahern, as Securityholders’ Representative (the “Securityholders’ Representative”).

WHEREAS, the respective Boards of Directors of Heartland and CIC have determined that it is advisable and in the best interests of Heartland and CIC and their respective shareholders to consummate the merger of CIC with and into Heartland as described in Article 2 of this Agreement (the “Merger”);

WHEREAS, as a result of the Merger, (a) the outstanding shares of Class A Common Stock, no par value, of CIC (“CIC Class A Common Stock”) will be converted into a combination of cash and shares of Common Stock, $1.00 par value, of Heartland (“Heartland Common Stock”), and (b) the outstanding shares of 7% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B, of CIC (“CIC Series B Preferred Stock”) will be converted into 7% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D, of Heartland (which will have the preferences, limitations and rights set forth in the form of Certificate of Designation attached hereto as Exhibit A) (“Heartland Series D Preferred Stock”), on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, immediately prior to consummation of the Merger, the outstanding shares of Class B Common Stock, no par value, of CIC (the “CIC Class B Common Stock”) will automatically be converted into shares of CIC Class A Common Stock;

WHEREAS, CIC owns all of the issued and outstanding capital stock of Centennial Bank, a Colorado state banking corporation and member of the Federal Reserve System (“Centennial”), and Heartland owns all of the issued and outstanding capital stock of Summit Bank & Trust, a Colorado state banking corporation (“Summit”), and Heartland and CIC desire that Centennial be merged with and into Summit simultaneously with, or immediately after, the Merger (the “Bank Merger”);

WHEREAS, as an inducement to Heartland to enter into this Agreement, certain holders of CIC Class A Common Stock, CIC Class B Common Stock and CIC Series B Preferred Stock have entered into a Shareholder Voting Agreement in the form attached hereto as Exhibit B pursuant to which each such holder has agreed to vote in favor of the Merger and all other transactions contemplated by this Agreement; and

WHEREAS, Heartland and CIC desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

“Adjusted Tangible Equity” means (a) CIC’s consolidated shareholders’ common equity, as of the Determination Date; plus (b) the sum of (i) the equity attributable, on an As-Converted Basis, to the CIC Series B Preferred Stock; (ii) the equity attributable, on an As-Converted Basis, to the CIC Convertible Notes; and (iii) the Transaction Costs; and minus (c) the sum of (i) the book value of intangible assets (except that capitalized servicing rights shall be considered a tangible asset for purpose of determining Adjusted Tangible Equity); (ii) accumulated other comprehensive income (loss), each as determined in accordance with GAAP and adjusted to reflect a reasonable projection of operations through Closing, and (iii) the amount of a provision (on an after-Tax basis), if any, that would be required to increase Centennial’s allowance for loan and lease losses on all loans and leases (other than the Scheduled Lease Agreements and the Mutual of Omaha Loans) to 1.25% (including all accretable purchase discounts applicable to such loans and leases) of the gross carrying value (before such allowance) of such loans and leases, and to increase the allowance for loan and lease losses on the Mutual of Omaha Loans to at least 0.30% (including all accretable purchase discounts applicable to such loans and leases) of the gross carrying value of the Mutual of Omaha Loans. For such purposes, a “reasonable projection of operations” shall be based upon the average monthly operations of CIC for the period from January 1 through the Determination Date.

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Heartland) contemplating or otherwise relating to any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which CIC or Centennial is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of CIC or Centennial or (iii) in which CIC or Centennial issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of CIC or Centennial; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of CIC or Centennial.

“Affiliate” has the meaning set forth in Rule 12b‑2 under the Exchange Act.

“Aggregate Merger Consideration” means (a) $83,500,000; plus (b) the Warrant Exercise Proceeds, minus (c) the dollar amount, if any, by which Adjusted Tangible Equity is less than $55,000,000; and minus (d) the Net Book Value of the Scheduled Leases as of the Closing Date, as determined in accordance with Centennial’s books and records.

“Aggregate Merger Consideration Per Share” means the Aggregate Merger Consideration divided by the Fully Diluted Shares Outstanding.

“As-Converted Basis” means, with respect to the CIC Series B Preferred Stock, all shares of CIC Class A Common Stock that would be issuable upon a full conversion of all shares of CIC Series B Preferred Stock as of the Determination Date, and, with respect to the CIC Convertible Notes, all shares of CIC Class A Common Stock that would be issuable upon a full conversion of all CIC Convertible Notes as of the Determination Date.

“Average Closing Price” means (a) the sum, for each of the twenty (20) trading days ending on and including the fifth (5th) calendar day prior to the Closing Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the Nasdaq Global Select Market for such trading day multiplied by, (ii) the trading volume of Heartland Common Stock reported on the Nasdaq Global Select Market for such trading day, divided by (b) the aggregate trading volume over such twenty (20) day period; provided, however, that (x) if the Average Closing Price as so determined is greater than $41.25, the Average Closing Price shall be deemed to be $41.25, and (y) if the Average Closing Price as so determined is less than the Minimum Closing Price, the Average Closing Price shall be deemed to be the Minimum Closing Price.

“Average Determination Date Price” means (a) the sum, for each of the twenty (20) trading days ending on and including the fifth (5th) calendar day prior to the Determination Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the Nasdaq Global Select Market for such trading day multiplied by, (ii) the trading volume of Heartland Common Stock reported on the Nasdaq Global Select Market for such trading day, divided by (b) the aggregate trading volume over such twenty (20) day period.

“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under Colorado Law.

“Cash Merger Consideration for CIC Class A Common Stock” means the product of the Common Share Cash Consideration Per Share and the CIC Class A Common Shares Outstanding.

“Charter” means (a) with respect to any corporation or banking association, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable Law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation, and (b) with respect to any partnership, those agreements and instruments that at that time constitute the partnership agreement as filed or recorded under the partnership or other applicable Law of the jurisdiction of organization, or executed by the partners of such partnership, including any amendments thereto.

“CIC Class A Common Shares Outstanding” means, immediately before the Effective Time, the number of shares of CIC Class A Common Stock issued and outstanding after giving effect to the conversion of the shares of CIC Class B Common Stock into shares of Class A Common Stock.

“CIC Convertible Notes” means the outstanding 6.5% Subordinated Notes Due 2019 of CIC in the aggregate principal amount of $2,000,000.

“CIC Securityholders” means holders of the CIC Class A Common Stock, CIC Series B Preferred Stock, CIC Convertible Notes and CIC Warrants.

“CIC Sub-Debt” means the outstanding Subordinated Debentures of CIC bearing a fixed annual rate per annum of 8.0% and due 2023, in the aggregate principal amount of $5,829,600.

“CIC Warrants” means only those Stock Purchase Warrants of CIC outstanding as of the date of this Agreement, as set forth in Section 4.3, and that entitle the holders thereof to purchase an aggregate of 153,359 shares of CIC Class A Common Stock at an exercise price of $11.50 per share.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Cash Consideration Per Share” means twenty percent (20%) of the Aggregate Merger Consideration Per Share.

“Common Share Stock Consideration Per Share” means a number of shares of Heartland Common Stock equal to (a) eighty percent (80%) of the Aggregate Merger Consideration Per Share, divided by and (b) the Average Closing Price.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.

“Converted Common Shares” means the shares of CIC Class A Common Stock that will be converted into Common Stock Consideration Per Share and Common Share Cash Consideration Per Share pursuant to Sections 2.3(a)(i).

“Converted Shares” means the shares of CIC Class A Common Stock and CIC Series B Preferred Stock that will be converted into Merger Consideration pursuant to Section 2.3(a).

“Determination Date” shall mean the last day of the month immediately preceding the month in which the Effective Time occurs.

“Disclosure Schedules” means the Schedules delivered by CIC to Heartland on or prior to the date of this Agreement, which will neither be attached to this Agreement nor publicly available.

“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Fully Diluted Shares Outstanding” means, as of the time immediately prior to the Effective Time, the number of shares of CIC Class A Common Stock outstanding assuming (i) the exercise of all CIC Warrants then outstanding, (ii) the conversion of CIC Class B Common Stock into CIC Class A Common Stock, (iii) the conversion of CIC Series B Preferred Stock into CIC Class A Common Stock, and (iv) the conversion of CIC Convertible Notes into CIC Class A Common Stock.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.

“General Effects” means (a) changes in banking laws of general applicability or interpretations thereof by Governmental Entities; (b) changes in GAAP or regulatory accounting requirements applicable to banks and bank holding companies generally; (c) changes in global, national or regional political conditions affecting other companies in the financial services industry; (d) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism; and (e) actions or omissions of a party required by this Agreement; except to the extent that the effects of such changes in the foregoing clauses (a) through (d) disproportionately affect Heartland and its Subsidiaries or CIC and Centennial, as the case may be, as compared to other companies in the banking industry.

“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.

“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.

“Knowledge of CIC” or other similar phrase means the actual knowledge of a director or executive officer of CIC.

“Law” means any constitution, law, ordinance, principle of common law, regulation, statute or treaty of any Governmental Entity.

“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.

“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, could reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition, or results of operations of CIC and Centennial, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be.

“Merger Consideration” means the consideration into which shares of CIC Class A Common Stock and CIC Series B Preferred Stock and CIC Warrants will be converted pursuant to Section 2.3(a)(i), Section 2.3(a)(ii) and Section 2.3(d), respectively.

“Millennium Agreement” means the Amended and Restated Agreement and Plan of Merger dated as of March 19, 2012 among CIC, CIC Merger Sub, Inc. and Millennium Bancorp, Inc.

“Millennium Stragglers” means any former shareholders of Millennium Bancorp, Inc. who have not claimed CIC Class A Common Stock or received cash pursuant to the Millennium Agreement.

“Minimum Closing Price” means $30.49.

“Mutual of Omaha Loans” means loans or leases outstanding as of the Closing Date (i) made by Mutual of Omaha Bank and acquired by CIC on October 24, 2014, to the extent such loans were a part of the loan pool reviewed by FTN Financial in which FTN Financial confirmed in writing to Centennial that, at the time of such purchase, a credit related purchase accounting adjustment of not more than 0.30% of the gross carrying value of such loans and leases was sufficient with respect thereto; and (ii) made by Mutual of Omaha Bank and acquired by Centennial after the date hereof provided that, with respect to loans and leases included pursuant to this clause (ii), such loans and leases shall have been reviewed by FTN Financial, and FTN Financial shall have confirmed in writing to Centennial that, at the time of purchase, a credit related purchase accounting adjustment of not more than 0.30% of the gross carrying value of such loans and leases is sufficient with respect thereto.

“Net Book Value” means, with respect to each lease subject to a Scheduled Lease Agreement, the value at which such lease is carried on the balance sheet of Centennial calculated in accordance with GAAP, consistently applied, minus any specific reserve attributable to such lease calculated in accordance with GAAP, consistently applied.

“Ordinary Course of Business” means the ordinary course of business of CIC and Centennial consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).

“Payment Right Per Share” means (i) the aggregate contractual right of Centennial to receive Scheduled Payments under the Scheduled Lease Agreements as of the Effective Time, after deduction of any Servicing Fees, Collection Expenses and Administrative Costs as set forth in Section2.9, divided by (ii) the Fully Diluted Shares Outstanding.

“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made in connection with any such contest), (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (c) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to CIC or Centennial, (e) Encumbrances reflected in the Latest Financial Statements or arising under Material Contracts and (f) Encumbrances that will be removed prior to or in connection with the Closing.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (i) that is maintained or contributed to by CIC, Centennial or any entity under common control with CIC within the meaning of Section 414(b), (c), (m), (o), or (t) of the Code (a “Commonly Controlled Entity”), (ii) that CIC, Centennial or any other Commonly Controlled Entity has committed to implement, establish, adopt or contribute to in the future, (iii) for which CIC, Centennial or any other Commonly Controlled Entity is or may be financially liable as a result of the direct sponsor’s affiliation with CIC, its Subsidiaries or CIC’s stockholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by CIC, Centennial or any other Commonly Controlled Entity for the benefit of its employees or former employees) or (iv) for or with respect to which CIC, Centennial or any other Commonly Controlled Entity is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. Plan does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which neither CIC, Centennial nor any other Commonly Controlled Entity has any present or potential liability.

“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.

“Scheduled Entities” means those entities listed in the attached Schedule A.

“Scheduled Lease Agreements” means equipment lease agreements for the Scheduled Entities, as listed in Schedule A.

“Scheduled Payments” means any payments received by Summit pursuant to the Scheduled Lease Agreements following the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions; provided, however, that the term shall not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.

“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of CIC determines in its good faith judgment, after consultation with, and receipt of written advice from, its financial advisors (which advice will be communicated to Heartland), to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, the likelihood of consummation of any such proposal and any other relevant factors permitted under applicable Law, after giving Heartland at least five Business Days to respond to such third-party Acquisition Proposal once the Board of Directors has notified Heartland that in the absence of any further action by Heartland it would consider such Acquisition Proposal to be a Superior Proposal, and then taking into account any amendment or modification to this Agreement proposed by Heartland.

“Tax Affiliate” means each of Centennial and any other Person that is or was a member of an affiliated, combined or unitary group of which CIC or Centennial is or was a member.

“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity upon CIC or any Tax Affiliate.

“Transaction Costs” shall mean any and all amounts paid or accrued by CIC or Centennial, on an after-Tax basis, on or before the Determination Date that arise out of or in connection with (a) the negotiation and preparation of this Agreement and the consummation and performance of the transactions contemplated hereby, including CIC and Centennial’s legal and accounting fees, valuation fees, brokerage commissions, finder’s fees or similar fees or commissions, title insurance and survey expenses, D&O Insurance, administrative costs and expenses of redeeming securities or repayment of debt and any unamortized costs of issuance (but not, for the avoidance of doubt, the payments required to redeem securities or repay debt), and income, sales or other liability for Taxes for income or gain arising out of such transactions; and (b) any payments to be made on or after the Closing Date pursuant to any existing employment, change in control, salary continuation, deferred compensation or other similar agreements or arrangements or severance, noncompetition, retention or bonus arrangements between CIC or Centennial and any other Person.

“Warrant Exercise Proceeds” means the aggregate exercise proceeds received between the date of this Agreement and the Effective Time by CIC upon exercise of CIC Warrants, plus the aggregate exercise proceeds that would have been received by CIC upon exercise of any CIC Warrants that remain outstanding immediately prior to the Effective Time.

The following terms not defined above are defined in the sections indicated below:

Definition	Defined
Administrative Costs	2.9(d)
Agreement	Preamble
Annual Financial Statements	4.4(a)
Blue Sky Laws	3.2
Bank Holding Company Act	3.1
Bank Merger	Recitals
Bank Regulators	4.22
Board Recommendation	6.5(a)
CBCA	2.1
CDB	2.1
Centennial	Recitals
Centennial Annual Financial Statements	4.4(b)
Centennial Financial Statements	4.4(b)
Change of Board Recommendation	6.5(a)
CIC	Preamble
CIC Annual Financial Statements	4.4(a)
CIC Class A Common Stock	Recitals
CIC Class B Common Stock	Recitals
CIC Employees	6.7(a)
CIC Financial Statements	4.4(a)
CIC Regulatory Reports	4.7
CIC Series A Preferred Stock	4.3
CIC Series B Preferred Stock	Recitals
CIC Series C Preferred Stock	4.3
Closing	2.8
Closing Date	2.8
Code	Recitals
Collection Expenses	2.9(d)
Department	4.18(b)
DGCL	2.1
Dissenting Shares	2.7(b)
Dissenting Stockholders	2.7(a)
Effective Date	2.2(d)

Effective Time	2.2(d)
Exchange Act	3.2
Expenses	8.3
FDIA	4.1(b)
FDIC	3.2
Fractional Share Amount	2.3(b)
FRB	2.1
Heartland	Preamble
Heartland Common Stock	Recitals
Heartland Plans	6.7(b)
Heartland Regulatory Reports	3.7
Heartland Series D Preferred Stock	Recitals
Heartland 10-K Reports	3.5(a)
Heartland 10-Q Report	3.5(a)
Indemnified Party	6.10
Latest Balance Sheets	4.4(c)
Latest Centennial Balance Sheet	4.4(b)
Latest CIC Balance Sheet	4.4(a)
Leased Real Property	4.12(c)
Letter of Transmittal	2.6(a)
Material Contracts	4.15(a)
Merger	Recitals
Nasdaq	3.2
Net Scheduled Payment Per Class A Share	2.9(e)
Operating Real Property	4.12(c)
Owned Real Property	4.12(b)
Prospectus/Proxy Statement	6.5(b)
Real Property	4.12(c)
Registration Statement	6.5(b)
Regulatory Approvals	3.2
Related Centennial Statements	4.4(b)
Related CIC Statements	4.4(a)
Related Statements	4.4(c)
Representatives	5.8(a)
Required CIC Shareholder Vote	4.2
Required Consents	5.6
SEC	3.5(a)
Securities Act	3.2
Shareholder Meeting	6.5(a)
Securityholders’ Representative	Preamble
Servicing Fee	2.9(d)
Summit	Recitals
Surviving Corporation	2.1
Title Objection	6.4(b)
Work Permits	4.18(b)

ARTICLE 2
MERGER

2.1    The Merger. Subject to the satisfaction or waiver of the conditions set forth in Article 7, on a date mutually satisfactory to the parties as soon as practicable following receipt of all necessary regulatory approvals of the Board of Governors of the Federal Reserve System (the “FRB”) and the Colorado Division of Banking (the “CDB”), CIC shall be merged with and into Heartland. Heartland, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 252 of the Delaware General Corporation Law (the “DGCL”), and Section 7-111-106.5 of the Colorado Business Corporation Act (the “CBCA”).

2.2    Effect of Merger.

(a)At the Effective Time, CIC shall be merged with and into Heartland, and the separate existence of CIC shall cease. The Charter and the Bylaws of Heartland, as in effect immediately prior to the Effective Time, shall be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable Law. The directors and officers of Heartland immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and shall qualify.

(b)At the Effective Time and thereafter, the Surviving Corporation shall be responsible and liable for all the liabilities, debts, obligations and penalties of each of Heartland and CIC.

(c)At the Effective Time and thereafter, the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Heartland and CIC; all property, real, personal and mixed, and all debts due on whatever account, and all and every other interest, of or belonging to or due to each of Heartland and CIC, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Heartland or CIC, shall not revert or be in any way impaired by reason of the Merger.

(d)To effect the Merger, the parties hereto will cause an appropriate certificate of merger and statement of merger relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively. The Merger shall become effective upon the filing of such certificate of merger and statement of merger. As used herein, the term “Effective Date” shall mean the date on which the Merger shall become effective as provided in the preceding sentence, and the term “Effective Time” shall mean the time on the Effective Date when the Merger shall become effective. The Effective Date and the Effective Time shall take place on the Closing Date.

2.3    Conversion of CIC Capital Stock.

(a)    To effectuate the Merger, at the Effective Time, and without any further action of Heartland, CIC or any holder of capital stock of CIC:

(i)    each issued and outstanding share of CIC Class A Common Stock (other than shares to be canceled pursuant to 2.3(c) and Dissenting Shares) shall be canceled and extinguished and be converted into and become a right to receive the Common Share Stock Consideration Per Share plus the Common Share Cash Consideration Per Share plus a Payment Right Per Share; and

(ii)    each issued and outstanding share of CIC Series B Preferred Stock (other than shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares) shall be canceled and extinguished and be converted into and become a right to receive one share of Heartland Series D Preferred Stock.

(b)    No fractional shares of Heartland Common Stock shall be issued for Converted Common Shares, and in lieu of any fractional share, Heartland shall pay to each holder of Converted Common Shares who otherwise would be entitled to receive a fractional share of Heartland Common Stock, an amount of cash (without interest) equal to the product of (i) the Average Closing Price multiplied by (ii) the fractional share interest to which such holder would otherwise be entitled (the “Fractional Share Amount”).

(c)    Each share of capital stock of CIC held as treasury stock of CIC or held directly or indirectly by Heartland, other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, shall be canceled, retired and cease to exist, and no exchange or payment shall be made with respect thereto.

(d)    Pursuant to a Warrant Termination Agreement executed by each CIC Warrant holder concurrently with this Agreement, each outstanding CIC Warrant to purchase one share of CIC Class A Common Stock shall be cancelled and converted into and become a right to receive (i) cash in the amount of the difference between (x) the Aggregate Merger Consideration Per Share, less (y) the exercise price of such CIC Warrant per share of CIC Class A Common Stock, plus (ii) an Payment Right Per Share.

2.4    Adjustments to Heartland Common Stock. If, between the date hereof and the Effective Time, shares of Heartland Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Heartland Common Stock issued to holders of Converted Common Shares at the Effective Time pursuant to this Agreement will be appropriately and proportionately adjusted so that the number of such shares of Heartland Common Stock (or such class of shares into which shares of Heartland Common Stock have been changed) that will be issued in exchange for the Converted Common Shares will equal the number of such shares that the holders of Converted Common Shares would have received pursuant to such classification, recapitalization, split-up, combination, exchange of shares, readjustment or stock dividend had the record date therefor been immediately following the Effective Time.

2.5    Rights of Holders of CIC Capital Stock; Capital Stock of Heartland.

(a)    At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented the Converted Shares shall be deemed for all purposes to evidence the right to receive the applicable form of Merger Consideration for the Converted Shares, and the record holder of such outstanding stock certificate shall, after the Effective Time, be entitled to vote the shares of capital stock of Heartland into which such shares of capital stock of CIC shall have been converted on any matters on which the holders of record of capital stock of Heartland, as of any date subsequent to the Effective Time, shall be entitled to vote. In any matters relating to such stock certificates, Heartland may rely conclusively upon the record of shareholders maintained by CIC containing the names and addresses of the holders of record of capital stock of CIC at the Effective Time.

(b)    At and after the Effective Time, each share of capital stock of Heartland issued and outstanding immediately prior to the Effective Time shall remain an issued and existing share of capital stock of the Surviving Corporation and shall not be affected by the Merger.

2.6    Payment and Exchange of Certificates.

(a)    Payment of Merger Consideration; Exchange of Certificates. Within ten (10) Business Days after the Closing, Heartland will cause to be distributed to each holder of capital stock of CIC a letter of transmittal or other appropriate materials to facilitate the surrender of certificates representing such stock for the applicable form of Merger Consideration (a “Letter of Transmittal”). Within ten (10) Business Days after surrender to Heartland or to a paying agent appointed by Heartland of any certificate which prior to the Effective Date represented a Converted Share, Heartland or such paying agent shall distribute to the Person in whose name such certificate is registered, the applicable form of Merger Consideration and, if applicable, cash in the amount of any Fractional Share Amount.

(b)    Failure to Surrender Certificates. If outstanding certificates formerly representing Converted Shares are not surrendered prior to the date on which the Merger Consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any Governmental Entity, the unclaimed Merger Consideration shall, to the extent permitted by abandoned property and any other applicable Law, become the property of Heartland (and to the extent not in Heartland’s possession shall be paid over to Heartland), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, neither Heartland nor any other Person shall be liable to any former holder of capital stock of CIC for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar Laws.

(c)    Lost Certificates. In the event that any certificate representing capital stock of CIC shall have been lost, stolen or destroyed, Heartland shall issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form satisfactory to Heartland’s paying agent, the appropriate form of Merger Consideration; provided, however, that Heartland or Heartland’s paying agent may, as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Heartland, CIC or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(d)    Dividends. Until outstanding certificates formerly representing Converted Shares are surrendered as provided in Section 2.6(a) and (c), no dividend or distribution payable to holders of record of shares of capital stock of Heartland shall be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder there shall be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of capital stock of Heartland, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Time.

(e)Full Satisfaction. Except as otherwise provided in Section 2.9, all Merger Consideration issued and paid upon the surrender for exchange of Converted Shares in accordance with the terms and conditions of this Agreement shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Converted Shares.

2.7    Dissenting Shares.

(a)    Notwithstanding any provision of this Agreement to the contrary, any shares of CIC Series A Common Stock and CIC Series B Preferred Stock held by a holder (a “Dissenting Shareholder”) who has demanded and perfected a demand for payment of the fair value of his, her or its shares in accordance with Section 7-113-101, et seq., of the CBCA and as of the Effective Time has neither effectively withdrawn nor lost his, her or its right to such appraisal shall not represent a right to receive Merger Consideration pursuant to Section 2.3(a) above, but in lieu thereof the holder thereof shall be entitled to only such rights as are granted by the CBCA. Heartland shall make any and all payments to holders of shares of CIC Class A Common Stock and CIC Series B Preferred Stock with respect to such demands.

(b)    Notwithstanding the provisions of Section 2.7(a) above, if any Dissenting Shareholder demanding payment of the fair value of such Dissenting Shareholder’s shares of CIC Class A Common Stock or CIC Series B Preferred Stock (“Dissenting Shares”) under the CBCA shall effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such Dissenting Shares shall automatically be converted into and represent only the right to receive the applicable form of Merger Consideration as provided in Section 2.3(a) above upon surrender of the certificate or certificates representing such Dissenting Shares.

(c)    CIC shall give Heartland prompt notice of any demands by a Dissenting Shareholder for payment, or notices of intent to demand payment received by CIC under Section 7-113-101, et seq., of the CBCA, and Heartland shall have the right, at its expense, to participate in all negotiations and proceedings with respect to such demands. CIC shall not, except with the prior written consent of Heartland (which will not be unreasonably withheld or delayed) or as otherwise required by Law, make any payment with respect to, or settle, or offer to settle, any such demands.

2.8    The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Heartland located at 1398 Central Avenue, Dubuque, Iowa, or at a location otherwise agreed upon by CIC and Heartland. The Closing will take place as soon as practicable once the conditions in Article 6 have been satisfied or waived but in any event within ten (10) Business Days after the date on which all such conditions have been satisfied or waived, unless the parties otherwise agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(a)    Subject to the conditions set forth in this Agreement, on the Closing Date, CIC will deliver to Heartland:

(i)    the certificate of CIC, dated the Closing Date, required by Section 7.3(c);

(ii)    the certificate of CIC, dated the Closing Date, required by Section 7.3(d);

(iii)    a certificate of CIC dated the Closing Date (A) stating the number of shares of each class of capital stock of CIC outstanding immediately prior to the Closing, and (B) except as otherwise provided in such certificate, stating that there are no other shares of capital stock of CIC or options, warrants, rights to acquire, or securities convertible into capital stock of CIC, outstanding as of the Closing Date, and the number and the class or series of the Dissenting Shares;

(iv)    duly executed copies of all Required Consents;

(v)    a copy of the text of the resolutions adopted by the Board of Directors of Centennial, and by CIC as the sole shareholder of Centennial, authorizing the Bank Merger;

(vi)    certificates representing all outstanding shares of Centennial capital stock, which shall be free of any Encumbrance;

(vii)    the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of CIC and Centennial;

(viii)    resignations in writing (effective as of the Closing Date) from the directors of Centennial, as Heartland may have requested prior to the Closing Date;

(ix)    evidence of title insurance commitments, policies, riders and surveys in accordance with Section 6.4;

(x)    releases of all Encumbrances on the Operating Real Property, other than Permitted Encumbrances;

(xi)    certificates dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of CIC executed by the appropriate officials of the State of Colorado and payment of all applicable state Taxes by CIC; and

(xii)    such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (1) evidencing the accuracy of CIC’s representations and warranties, (2) evidencing the performance and compliance by CIC with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.3(c) or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(b)    Subject to the conditions set forth in this Agreement, on the Closing Date, Heartland will deliver to CIC:

(i)    the certificate of Heartland, dated the Closing Date, required by Section 7.2(c);

(ii)    the certificate of Heartland, dated the Closing Date, required by Section 7.2(d);

(iii)    such other certificates, documents and instruments that CIC reasonably requests for the purpose of (1) evidencing the accuracy of Heartland’s representations and warranties, (2) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

2.9    Scheduled Payments.

(a)    This Section 2.9 sets forth the terms of the Payment Rights Per Share, and the procedures for collection of Scheduled Payments after the Effective Time. The Payment Rights Per Share shall not be certificated or represented by any document other than this Agreement, and shall not be transferable, except by operation of Law.

(b)    Subject to this Section 2.9, after the Closing Date, CIC Securityholders shall be entitled to receive Scheduled Payments collected by Summit, after deduction of any Servicing Fees, Collection Expenses and Administrative Costs as set forth below. After the Effective Time, Heartland shall cause Summit to take all actions determined by Heartland in its reasonable discretion and pursuant to this Section 2.9 to be appropriate to enforce payment of amounts due under the Scheduled Lease Agreements for the benefit of the CIC Securityholders. However, Summit shall not grant any consents, waivers, variances or releases under the Scheduled Lease Agreements without the consent of the Securityholders’ Representative. Summit will service and manage the Scheduled Lease Agreements in accordance with its usual practices and will exercise the same degree of care to protect the CIC Securityholders’ interests as it does its own. So long as Summit exercises such care in the servicing and management of the Scheduled Lease Agreements, it shall not be under any liability to the CIC Securityholders with respect to anything it may do or refrain from doing in the exercise of its reasonable judgment or which may seem to Summit to be necessary or desirable in the servicing and management of the Scheduled Lease Agreements; provided, however, Summit shall be liable for any acts or omissions that constitute gross negligence or willful misconduct. Notwithstanding the foregoing, if Heartland determines in its reasonable discretion, after consultation with the Securityholders’ Representative, that the cost of collecting Scheduled Payments will exceed the amount of any collections, Summit shall be relieved of any obligation to enforce payment of amounts due under the Scheduled Lease Agreements for the benefit of the CIC Securityholders; provided, however, in such event, within five (5) Business Days following receipt of written notice from the Securityholders’ Representative, Heartland shall cause Summit to transfer and assign, without recourse, the Scheduled Lease Agreements, together with all collateral, liens, assets, agreements, guaranties, instruments, payments, recoveries and other rights related thereto, to the Securityholders’ Representative or to an entity or trust designated by the Securityholders’ Representative, to hold the Scheduled Lease Agreements for the benefit of the Persons entitled to receive the Net Scheduled Payment Per Share pursuant to Section 2.9(e), and thereafter, the Securityholders’ Representative shall be entitled to take such action, or no action, as the Sercurityholders’ Representative shall determine in his sole discretion, and the Securityholders’ Representative, or his designee, shall have all rights provided to Summit in Section 2.9(d) concerning the administration, servicing and collection of the Scheduled Payments. Notwithstanding the foregoing, the Securityholders’ Representative shall have no responsibility or liability, express or implied, for the collectability of amounts due under, or the enforceability or validity of, the Scheduled Lease Agreements, or the financial condition of the Scheduled Entities.

(c)    Summit does not assume and has no responsibility or liability, express or implied, for the collectability of amounts due under, or the enforceability or validity of, the Scheduled Lease Agreements, or the financial condition of the Scheduled Entities.

(d)    In connection with its duties hereunder, Summit shall receive a servicing fee (a “Servicing Fee”) in an amount equal to a rate of 1.0% of each Scheduled Payment. In addition, Summit will be reimbursed for all out-of-pocket expenses reasonably incurred in (i) collecting the Scheduled Payments (the “Collection Expenses”), and (ii) maintaining records regarding, and making distributions to, CIC Securityholders as provided in Section 2.9(e) (the “Administrative Costs”) (which responsibilities may be outsourced by Summit to a third party). The Servicing Fee, the Collection Expenses and the Administrative Costs shall be deducted from each Scheduled Payment as and when received by Summit.

(e)    Within 20 days after the end of each calendar quarter, Heartland will cause Summit to determine the amount, if any, of Scheduled Payments collected by Summit during such calendar quarter, together with any deductions for the Servicing Fee, the Collection Expenses and the Administrative Costs, and give written notice to the Securityholders’ Representative of such amounts. Heartland also will cause Summit to provide the Securityholders’ Representative with appropriate back-up documentation supporting the determination of the amount of such Scheduled Payments and any deductions applicable thereto. If the Securityholders’ Representative objects to the determination of such within 10 Business Days following receipt of such documentation, Heartland and the Securityholders’ Representative will negotiate in good faith to resolve such objection and finally determine the amount of Scheduled Payments and any deductions applicable thereto. Within 10 Business Days following each annual anniversary of the Closing Date, Heartland will cause Summit (which may act through an outsourcing company) to (i) distribute to each Person who was a holder of CIC Class A Common Stock as of the Effective Time and who has complied with the provisions of Section 2.6, an amount per share of CIC Class A Common Stock so held as is equal to the quotient of (A) the net amount of the Scheduled Payments so collected after deduction of any Servicing Fees, Collection Expenses and Administrative Costs incurred by Summit in accordance with this Section 2.9 divided by (B) the Fully Diluted Shares Outstanding (the “Net Scheduled Payment Per Class A Share”); (ii) hold for payment in accordance with Section 2.6(a) for each Person who was such a holder but has not complied with Section 2.6, for each share of CIC Class A Common Stock so held, the Net Scheduled Payment Per Share; (iii) distribute to each holder of shares of Heartland Series D Preferred Stock who has converted such shares into Heartland Common Stock after the Effective Date, the amount of such payment to which such holder is entitled under the Certificate of Designations attached hereto as Exhibit A; (iv) hold for distribution to each holder of Heartland Series D Preferred Stock who has not so converted, the amount of such payment to which such holder will be entitled upon conversion; (v) distribute to each holder of a CIC Warrant to purchase one share of Heartland Common Stock as of the Effective Time, the Net Scheduled Payment Per Share; (vi) distribute to each holder of a CIC Convertible Note as of the Effective Time who has converted such CIC Convertible Note into Heartland Common Stock, an amount equal to the Net Scheduled Payment Per Class A Share multiplied by the number of shares of CIC Class A Common Stock such holder would have received had the holder converted the CIC Convertible Notes prior to the Effective Time; and (vii) hold for distribution to each holder of a CIC Convertible Note who has not so converted such CIC Convertible Note into Heartland Common Stock upon conversion an equivalent amount. All payments made by Summit (or the outsourcing company) pursuant to this Section 2.9(e) will be made by checks payable to the applicable CIC Securityholders, except as Summit and any such CIC Securityholder shall otherwise agree.

2.1    Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a)(1)(A) of the Code and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury

Regulations promulgated under Section 368 of the Code. Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a)(1)(A) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HEARTLAND

Heartland hereby represents and warrants to CIC as follows:

3.1    Organization and Qualification.

(a)    Heartland is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Heartland is registered as a bank holding company under Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Heartland is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Heartland.

(b)    Summit is a Colorado state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. Summit has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Summit is an insured bank as defined in the FDIA. Summit has no Subsidiaries. The nature of the business of Summit does not require it to be qualified to do business in any jurisdiction other than the State of Colorado. Summit has no equity interest, direct or indirect, in any bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity. The copies of the Charter and Bylaws of Summit which have been provided to Centennial prior to the date of this Agreement are correct and complete and reflect all amendments made thereto.

3.2    Authority Relative to this Agreement; Non-Contravention. Heartland has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Heartland and the consummation by Heartland of the transactions contemplated hereby have been duly authorized by the Board of Directors of Heartland, and no other corporate proceedings on the part of Heartland are necessary to authorize this Agreement, the Merger and such transactions. This Agreement has been duly executed and delivered by Heartland and constitutes a valid and binding obligation of Heartland, enforceable in accordance with its terms, subject to the Remedies Exception. Heartland is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any agreement, arrangement or understanding, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in the next sentence, any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its or any of its Subsidiaries’ assets would be created, by its execution, delivery and performance of this Agreement or the consummation by it of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on Heartland or materially adversely affect the consummation of the transactions contemplated hereby. Other than in connection with obtaining any approvals from the FRB for the Merger required under Bank Holding Company Act, any approvals from CDB for the Merger required under Section 11‑104‑22 of the Colorado Banking Code (the “CBC”) and any approvals from the Federal Deposit Insurance Corporation (“FDIC”) for the Bank Merger required under Bank Merger Act (such approvals under Bank Holding Company Act, the CBC and Bank Merger Act being hereafter collectively referred to as the “Regulatory Approvals”); approvals to issue Heartland Common Stock and Heartland Series D Preferred Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), under state securities or blue sky laws and the rules and regulations thereunder (“Blue Sky Laws”), and under the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”); filings with respect to the Merger under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); and the filing with respect to the Merger of a certificate of merger and a statement of merger with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary on the part of Heartland for the consummation by it of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on Heartland or materially adversely affect the consummation of the transactions contemplated hereby.

3.3    Validity of Heartland Capital Stock. The shares of Heartland Common Stock and Heartland Series D Preferred Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance. Such shares of Heartland Common Stock shall be authorized for listing on the Nasdaq Global Select Market or other national securities exchange upon official notice of issuance. The shares of Heartland Common Stock and Heartland Series D Preferred Stock to be issued pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of Heartland or any other person, firm or entity. The shares of Heartland Common Stock and Heartland Series D Preferred Stock to be issued pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act, except for shares of Heartland Common Stock or Heartland Series D Preferred Stock issued to any shareholders of CIC who may be deemed to be an “affiliate” of Heartland under the Exchange Act after completion of the Merger.

3.4    Capital Stock. The authorized capital stock of Heartland consists of 30,000,000 shares of Heartland Common Stock, and 200,000 shares of preferred stock, par value $1.00 per share, of which 16,000 shares have been designated Series A Junior Participating Preferred Stock, 81,698 shares have been designated Series B Fixed Rate Cumulative Perpetual Preferred Stock, and 81,698 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series C. As of October 21, 2015, (a) 20,367,321 shares of Heartland Common Stock were issued and outstanding (excluding 2,565 shares of Heartland Common Stock held in treasury), and 622,067 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland’s employee stock option, incentive and employee stock purchase plans; (b) no shares of Series A Junior Participating Preferred Stock were issued and outstanding; (c) no shares of Series B Fixed Rate Cumulative Perpetual Preferred Stock were issued and outstanding; and (d) 81,698 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C were issued and outstanding.

3.5    Exchange Act Reports.

(a)    Prior to the execution of this Agreement, Heartland has made available to CIC complete and accurate copies of (i) Heartland’s Annual Reports on Form 10‑K for the years ended December 31, 2012, 2013 and 2014, as amended (the “Heartland 10‑K Reports”), as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Heartland proxy statements and annual reports to shareholders used in connection with meetings of Heartland shareholders held since January 1, 2012, and (iii) Heartland’s Quarterly Report on Form 10‑Q for the quarter ended June 30, 2015 (the “Heartland 10‑Q Report”), as filed under the Exchange Act with the SEC. As of their respective dates, such documents (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied as to form in all material respects with the applicable Laws and rules and regulations of the SEC. Since January 1, 2012, Heartland has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)    Heartland’s financial statements (including any footnotes thereto) contained in the Heartland 10‑K Reports and the Heartland 10‑Q Report were prepared in accordance with GAAP and fairly present the consolidated financial position of Heartland and its subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

3.6    No Material Adverse Changes. Since June 30, 2015, and except as otherwise disclosed in reports filed with the SEC prior to the date hereof, there has been no material adverse change in, and no event, occurrence or development in the business of Heartland or its Subsidiaries, taken individually or as a whole, that has had or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries or materially adversely affect the consummation of the transactions contemplated hereby; provided, however, that, for purposes of this Section 3.6, a Material Adverse Effect shall not be deemed to include the impact of General Effects.

3.7    Reports and Filings; Compliance with Laws. Since January 1, 2012, each of Heartland and its Subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other Governmental Entity having jurisdiction over it (together with all exhibits thereto, the “Heartland Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Heartland or materially adversely affect the consummation of the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each Heartland Regulatory Report was true and correct in all material respects and complied in all material respects with applicable Laws, rules and regulations.

3.8    Regulatory Approvals. As of the date hereof, Heartland is not aware of any fact or circumstance relating to it or any of its Subsidiaries that would materially impede or delay receipt of any Regulatory Approvals or that would likely result in the Regulatory Approvals not being obtained. Neither Heartland nor any of its Subsidiaries is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any board resolutions at the request of, any Bank Regulators that would reasonably be expected to, impair the ability of Heartland to obtain the Regulatory Approvals in a timely fashion or to operate Centennial in the Ordinary Course of Business after the Merger.

3.9    Certain Tax Matters. Neither Heartland nor any Affiliate has taken or agreed to take any action or knows of any circumstances that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

3.10    Litigation. There is no Litigation pending against, or, to the knowledge of Heartland, threatened against Heartland or its Subsidiaries, before or by any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement.

3.11    Financial Ability. Heartland has cash on hand to pay, or available lines of credit available to finance, the Merger Consideration payable in cash.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

CIC hereby represents and warrants to Heartland that, except as described in the Disclosure Schedules:

4.1    Organization and Qualification.

(a)    CIC is a corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado, and has the requisite corporate power to carry on its business as now conducted. CIC is a bank holding company registered under Bank Holding Company Act. Except for Centennial, CIC has no Subsidiaries. CIC is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the outstanding securities of Centennial, free and clear of any Encumbrance. The copies of the Charter and Bylaws of CIC which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto.

(b)    Centennial is a Colorado state banking corporation duly organized, validly existing and in good standing under the Laws of the State of Colorado. Centennial has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. Centennial is an insured bank as defined in the Federal Deposit Insurance Act, as amended (the “FDIA”). Centennial has no Subsidiaries. The nature of the business of Centennial does not require it to be qualified to do business in any jurisdiction other than the State of Colorado. Centennial has no equity interest, direct or indirect, in any bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity. The copies of the Charter and Bylaws of Centennial which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto.

4.2    Authority Relative to this Agreement; Non-Contravention. CIC has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by CIC and the consummation by CIC of the transactions contemplated hereby have been duly authorized by the Board of Directors of CIC and, other than the approval of the Merger by holders of a majority of the outstanding shares of CIC Class A Common Stock and a majority of the outstanding shares of CIC Series B Preferred Stock (the “Required CIC Shareholder Vote”), no other corporate proceedings on the part of CIC are necessary to authorize this Agreement, the Merger and such transactions. This Agreement has been duly executed and delivered by CIC and constitutes a valid and binding obligation of CIC, enforceable in accordance with its terms, subject to the Remedies Exception. Except as disclosed on Schedule 4.2, neither CIC nor Centennial is subject to, or obligated under, any provision of (i) its Charter or Bylaws, (ii) any agreement, arrangement or understanding, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in the next sentence, any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement, or the consummation of the transactions contemplated hereby, other than any such breaches or violations which will not, individually or in the aggregate, have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby. Other than the Regulatory Approvals and the filing of a certificate of merger and statement of merger with the Secretary of State of Delaware and the Secretary of State of Colorado, respectively, no Governmental Authorization is necessary on the part of CIC or Centennial for the consummation by CIC of the transactions contemplated by this Agreement, except for such Governmental Authorizations as to which the failure to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby.

4.3    Capitalization. The authorized capital stock of CIC consists of (a) 6,300,000 shares of CIC Class A Common Stock, (b) 500,000 shares of CIC Class B Common Stock, and (c) 1,000,000 shares of Preferred Stock, of which 1,772 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series A (the “CIC Series A Preferred Stock”), 3,000 shares have been designated 7.0% Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series B, and 5,312 shares have been designated 8.5% Senior Non-Cumulative Perpetual Preferred Stock, Series C (“CIC Series C Preferred Stock”). As of September 30, 2015,

(i) 5,108,173 shares of CIC Class A Common Stock were issued and outstanding, 260,865 shares of CIC Class A Common Stock were reserved for issuance upon conversion of the CIC Series B Preferred Stock, 153,359 shares of CIC Class A Common Stock were reserved for issuance upon exercise of the CIC Warrants, and 160,000 shares of CIC Class A Common Stock were reserved for issuance upon conversion of the CIC Convertible Notes, (ii) 362,970 shares of CIC Class B Common Stock were issued and outstanding, (iii) 1,772 shares of CIC Series A Preferred Stock were issued and outstanding, (iv) 3,000 shares of CIC Series B Preferred Stock were issued and outstanding, and (v) 5,312 shares of CIC Series C Preferred Stock were issued and outstanding. The conversion price of the CIC Series B Preferred Stock is $11.50 per share, and no event has occurred that would cause adjustment of such conversion price. The conversion price of the CIC Convertible Notes is $12.50 per share, and no event has occurred that would cause adjustment of such conversion price. CIC has declared and paid dividends quarterly since the date of issue in the full amount provided for in CIC’s Charter (as supplemented by certificates of designation) for each of the CIC Series A Preferred Stock, CIC Series B Preferred Stock and CIC Series C Preferred Stock. The authorized capital stock of Centennial consists of 100,000 shares of Common Stock, $2.50 par value, of which 100,000 shares are issued and outstanding. Except as set forth on Schedule 4.3, all of the issued and outstanding shares of capital stock of Centennial are owned by CIC, free and clear of any Encumbrance. The issued and outstanding shares of capital stock of CIC are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights. Except as set forth on Schedule 4.3, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments obligating CIC or Centennial to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of capital stock of CIC or capital stock of Centennial, or the earnings or other attributes of CIC or Centennial.

4.4    Financial Statements.

(a)    CIC has made available to Heartland copies of its audited consolidated balance sheets as of December 31, 2012, 2013 and 2014 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “CIC Annual Financial Statements”). CIC has made available to Heartland copies of its unaudited consolidated balance sheets as of June 30, 2014 and 2015, and the related statements of operations, changes in shareholders’ equity and cash flows for the 6-month periods then ended. The consolidated balance sheet of CIC as of June 30, 2015 is herein referred to as the “Latest CIC Balance Sheet,” and the related statement of income, shareholders’ equity and cash flows for the 6-month period then ended are herein referred to as the “Related CIC Statements.” The Annual CIC Financial Statements, the Latest CIC Balance Sheet and the Related CIC Statements are collectively referred to as the “CIC Financial Statements.” The CIC Financial Statements are based upon the books and records of CIC and Centennial, and have been prepared in accordance with GAAP (except that the Latest CIC Balance Sheet and the Related CIC Statements may not contain all notes and are subject to year-end adjustments, none of which, except as disclosed on Schedule 4.4(a), are material). The CIC Financial Statements fairly present the consolidated financial position of CIC and Subsidiaries as of the dates thereof and the consolidated results of operations and, as applicable, changes in shareholders’ equity and cash flows for the periods then ended.

(b)    CIC has made available to Heartland copies of the audited balance sheets of Centennial as of December 31, 2012, 2013 and 2014 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (together with any notes thereto, the “Centennial Annual Financial Statements”). CIC has made available to Heartland copies of the balance sheets of Centennial as of June 30, 2014 and 2015 and the related statement of operations for the 6-month periods then ended. The balance sheet of Centennial as of June 30, 2015 is herein referred to as the “Latest Centennial Balance Sheet,” and the related statement of income for the 6-month period then ended is herein referred to as the “Related Centennial Statements.” The Annual Centennial Financial Statements, the Latest Centennial Balance Sheet and the Related CIC Statements are collectively referred to as the “Centennial Financial Statements.” The Centennial Financial Statements are based upon the books and records of Centennial and have been prepared in accordance with GAAP (except that the Latest Centennial Balance Sheet and the Related Centennial Statements may not contain all notes and are subject to year-end adjustments, none of which, except as disclosed on Schedule 4.4(b), are material). The Centennial Financial Statements fairly present the financial position of Centennial as of the dates thereof and the results of operations and, as applicable, changes in shareholder’s equity and cash flows for the periods then ended.

(c)    The Latest CIC Balance Sheet and the Latest Centennial Balance Sheet are collectively referred to as the “Latest Balance Sheets,” and the Related CIC Statements and the Related Centennial Statements are collectively referred to as the “Related Statements.”

4.5    Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Latest Balance Sheets, neither CIC nor Centennial has any Liability, and, to the Knowledge of CIC, no basis exists for any present or future Litigation against CIC or Centennial giving rise to any Liability, except (a) a Liability that has arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law); or (b) obligations under any Contract listed on a Disclosure Schedule to this Agreement or under a Contract not required to be listed on such a Disclosure Schedule. As of the date of this Agreement, and except as set forth on Schedule 4.5, there are no agreements or commitments binding upon CIC or Centennial to extend credit, in the amount per “one borrower” (as combined and aggregated as set forth in 12 C.F.R. §32.5), of $500,000 or more.

4.6    Loans.

(a)    The documentation relating to each loan made by Centennial and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws (including Laws relating to the extension of credit).

(b)    Except as shown on the books and records of CIC made available to Heartland on or prior to the date hereof, there are no loans, leases, other extensions of credit or commitments to extend credit of CIC or Centennial that have been or, to the Knowledge of CIC, should have been classified by CIC or Centennial as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. CIC has disclosed all of the substandard, doubtful, loss, nonperforming or problem loans of Centennial on the internal watch list of Centennial, a copy of which is attached as Schedule 4.6(b), has been provided to Heartland.

4.7    Reports and Filings. Since January 1, 2012, each of CIC and Centennial has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable Governmental Entity having jurisdiction over it, including the FRB, the FDIC and the CDB (together with all exhibits thereto, the “CIC Regulatory Reports”). CIC has provided or made available to Heartland copies of all of CIC Regulatory Reports that it may provide consistent with applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of CIC Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable Laws, rules and regulations.

4.8    Subsidiaries. Except for the capital stock of Centennial owned by CIC, neither CIC nor Centennial owns any stock, partnership interest, joint venture interest or any other security issued by any other corporation, organization or entity, except securities owned by Centennial in the Ordinary Course of Business.

4.9    Books and Records. The books of account of CIC and Centennial are complete and correct in all material respects and have been maintained in accordance with sound business practices. To the Knowledge of CIC, each transaction is properly and accurately recorded on the books and records of CIC or Centennial, and each document upon which entries in CIC or Centennial’s books and records are based is complete and accurate in all material respects. CIC and Centennial maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that could have a material effect on the financial statements of CIC or Centennial. The minute books and stock or equity records of each of CIC and Centennial, all of which have been made available to Heartland to the extent not related to this Agreement or otherwise restricted by applicable Law, are correct in all material respects. The minute books of each of CIC and Centennial contain accurate records of all meetings held and actions taken by the holders of stock or equity interests, the Boards of Directors and committees of the Boards of Directors or other governing body of each of CIC and Centennial (except to the extent minutes have not yet been approved or finalized by such Boards of Directors or other governing body or committees), and, to CIC’s Knowledge, no meeting of any such holders, Boards of Directors or other governing body or committees has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by such Boards of Directors or other governing body or committees). At the Closing, all such books and records will be in the possession of CIC.

4.10    No Material Adverse Changes. Since the date of the Latest Balance Sheets, there has been no material adverse change in, and no event, occurrence or development in the business of CIC or Centennial that, taken together with other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby; provided, however, that, for purposes of this Section 4.10, a Material Adverse Effect shall not be deemed to include the impact of General Effects.

4.11    Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Latest Balance Sheets, the Related Statements or on Schedule 4.11, since June 30, 2015, neither CIC nor Centennial has:

(a)    issued or sold any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations and investment securities in the ordinary course of business;

(b)    redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital stock or other securities;

(c)    split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of its capital stock of CIC or Centennial or other securities;

(d)    incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and consistent with safe and sound banking practices;

(e)    discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and consistent safe and sound banking practices;

(f)    mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except (i) for Permitted Encumbrances, (ii) for pledges of assets to secure public funds deposits, and (iii) for those assets and properties disposed of for fair value in the Ordinary Course of Business since June 30, 2015;

(g)    sold, transferred or otherwise disposed of any of its assets or canceled any material debts or claims or waived any rights of material value, other than in the Ordinary Course of Business and consistent with prudent banking practices;

(h)    suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on CIC or Centennial;

(i)    made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than in the Ordinary Course of Business;

(j)    made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by Law;

(k)    made any single or group of related capital expenditures or commitment therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

(l)    acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to CIC or Centennial;

(m)    taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(n)    made any change in its accounting methods or practices, other than changes required by Law or regulation made in accordance with GAAP or regulatory accounting principles generally applicable to depository institutions such as Centennial; or

(o)    agreed to do any of the foregoing.

4.12    Properties.

(a)    The real properties owned by, or demised by the leases to, CIC and Centennial are listed on Schedule 4.12(a), and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which CIC or Centennial remains liable), owned, used or occupied by CIC or Centennial.

(b)    CIC or Centennial owns good and marketable title to each parcel of real property identified on Schedule 4.12 as being owned by CIC or Centennial (the “Owned Real Property”), free and clear of any Encumbrance, except for Permitted Encumbrances.

(c)    The leases of real property listed on Schedule 4.12(c) as being leased by CIC or Centennial (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property,” and the Real Property occupied by CIC or Centennial in the conduct of their respective businesses is hereafter referred to as the “Operating Real Property”) are in full force and effect, and CIC or Centennial holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.12(c). The Leased Real Property is subject to no Encumbrance or interests that would entitle the holder thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the lessee of its rights under such lease so long as the lessee is not in default under such lease.

(d)    Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by CIC or Centennial on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiberoptic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. To the Knowledge of CIC, neither CIC nor Centennial is in violation of any applicable zoning ordinance or other Law relating to the Operating Real Property, and neither CIC nor Centennial has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property, and do not encroach over applicable setback lines. To the Knowledge of CIC, there are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Operating Real Property.

(e)    Each of CIC and Centennial has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest Balance Sheet, free and clear of all Encumbrances, except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest Balance Sheet.

(f)    All of the buildings, fixtures, furniture and equipment necessary for the conduct of the business of CIC or Centennial are in adequate condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of CIC and Centennial owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

4.13    Environmental Matters.

(a)    As used in this Section 4.13, the following terms have the following meanings:

(i)    “Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii)    “Environmental Law” means any Law, governmental authorization or governmental order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)    “Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that might cause any injury to human health or safety or to the environment or might subject the owner or operator of the Real Property to any Environmental Costs or liability under any Environmental Law.

(iv)    “List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)    “Regulatory Action” means any litigation with respect to CIC or Centennial brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)    “Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii)    “Third-Party Environmental Claim” means any litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)    No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of CIC, threatened against CIC or Centennial.

(c)    The Owned Real Property is not, and, to the Knowledge of CIC, the Leased Real Property is not, listed on a List.

(d)    All transfer, transportation or disposal of Hazardous Materials by CIC or Centennial to properties not owned, leased or operated by CIC or Centennial has been in compliance with applicable Environmental Law; and neither CIC nor Centennial transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)    To the Knowledge of CIC, no Owned Real Property has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)    There has not been any Release of any Hazardous Material by CIC or Centennial, or any Person under their respective control, or, to the Knowledge of CIC, by any other Person, on, under, about, from or in connection with the Real Property, including the presence of any Hazardous Materials that have come to be located on or under the Real Property from another location.

(g)    To the Knowledge of CIC, the Operating Real Property has been so used and operated in compliance with all applicable Environmental Law.

(h)    Each of CIC and Centennial has obtained all Governmental Authorizations relating to Environmental Laws necessary for the operations of CIC and Centennial, and all such Governmental Authorizations relating to the Environmental Law are listed on Schedule 4.13(h). To the Knowledge of CIC, such Governmental Authorizations relating to the Environmental Law will be valid and in full force and effect upon consummation of the transactions contemplated by this Agreement. Each of CIC and Centennial has filed all reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

(i)    No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Owned Real Property by CIC or Centennial, or, to the Knowledge of CIC, any other Person. To the Knowledge of CIC, the Owned Real Property contains no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. To the Knowledge of CIC, no aboveground or underground storage tanks are located on, under or about the Owned Real Property, or have been located on, under or about the Owned Real Property and then subsequently been removed or filled.

(j)    To the Knowledge of CIC, no expenditure will be required in order for Heartland or Centennial to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Owned Real Property in a manner consistent with the present operation thereof.

(k)    To the Knowledge of CIC, no Encumbrance has been attached or filed against CIC or Centennial in favor of any Person for (i) any liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

4.14    Tax Matters.

(a)    Each of CIC and any Tax Affiliate, (i) has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes or required to be filed or sent by it by any Governmental Entity, each of which was correctly completed and accurately reflected any liability for Taxes of CIC and any Tax Affiliate covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established on CIC’s books of account, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)    Each of CIC and any Tax Affiliate has made (or caused to be made on its behalf) all estimated Tax payments required to have been made to avoid any underpayment penalties.

(c)    There are no Encumbrances for Taxes upon any assets of CIC or any Tax Affiliate, except Permitted Encumbrances.

(d)    Neither CIC nor any Tax Affiliate has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)    No deficiency for any Taxes has been proposed, asserted or assessed against CIC or any Tax Affiliate that has not been resolved and paid in full. No waiver, extension or comparable consent given by CIC or any Tax Affiliate regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. There has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return for any Tax year subsequent to the year ended December 31, 2010, nor is any such Tax audit or other proceeding pending, nor has there been any notice to CIC or any Tax Affiliate by any Governmental Entity regarding any such Tax audit or other proceeding, or is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. There are no outstanding subpoenas or requests for information with respect to any of the Returns of CIC or any Tax Affiliate. Neither CIC nor any Tax Affiliate has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)    No additional Taxes will be assessed against CIC or any Tax Affiliate for any Tax period or portion thereof ending on or prior to the Closing Date, and there are no unresolved questions, claims or disputes concerning the liability for Taxes of CIC or any Tax Affiliate, that would exceed the estimated reserves established on its books of account.

(g)    Schedule 4.14(g) lists all federal, state, local and foreign income Returns filed with respect to CIC or any Tax Affiliate for taxable periods ended on or after December 31, 2010, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of CIC and all Tax Affiliates, as filed with the Internal Revenue Service and all state Tax jurisdictions for the years ended December 31, 2010, 2011, 2012, 2013 and 2014 have been delivered to Heartland.

(h)    Neither CIC nor any Tax Affiliate has any liability for Taxes in a jurisdiction where it does not file a Return, nor has CIC or any Tax Affiliate received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)    Neither CIC nor any Tax Affiliate is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by CIC or any other Person that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j)    No property of CIC or any Tax Affiliate is (i) property that CIC or any Tax Affiliate is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(k)    Neither CIC nor any Tax Affiliate is required to include in income any adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of Law) by reason of a voluntary change in accounting method or otherwise, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method.

(l)    All transactions that could give rise to an underpayment of tax (within the meaning of Section 6662 of the Code) were reported by CIC and each Tax Affiliate in a manner for which there is substantial authority or were adequately disclosed on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code.

(m)    Neither CIC nor any Tax Affiliate is a party to any Tax allocation or sharing agreement with any entity that is not a Tax Affiliate.

(n)    Neither CIC nor Centennial (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was CIC) or (ii) has any liability for the Taxes of any Person (other than CIC or Centennial) under Treasury Regulations Section 1.1502‑6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)    Neither CIC nor Centennial constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code (i) that took place during the two-year period ending on the date of this Agreement or (ii) that could otherwise constitute part of a “plan” or “series of related transactions”

(within the meaning of Section 355(e) of the Code) in conjunction with the purchase of the Shares.

(p)    None of the indebtedness of CIC or any Tax Affiliate constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(q)    Neither CIC nor any Tax Affiliate has engaged in any transaction that is subject to disclosure under present or former Treasury Regulations Sections 1.6011‑4 or 1.6011‑4T, as applicable.

(r)    There is no Contract, plan or arrangement, including this Agreement, by which any current or former employee of CIC or Centennial would be entitled to receive any payment from CIC or Centennial as a result of the transactions contemplated by this Agreement that would not be deductible pursuant to Section 404 or 162(m) of the Code.

(s)    Neither CIC nor any Tax Affiliate has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(t)    Neither CIC nor any Tax Affiliate is subject to accumulated earnings tax penalty or has received any notification regarding a personal holding company tax.

(u)    Neither CIC nor any Tax Affiliate has a permanent establishment or otherwise has an office or fixed place of business outside the United States of America.

(v)    Neither CIC nor any Tax Affiliate has participated in any confidential corporate tax shelter (within the meaning of Treasury Regulation §301.6111‑2(a)(2)) or a potentially abusive tax shelter (within the meaning of Treasury Regulation §301.6112‑1(b)).

(w)    Neither CIC nor any Tax Affiliate has taken or agreed to take any action, or knows of any circumstances, that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

(x)    Neither CIC nor any Tax Affiliate has a pending private letter ruling from the Internal Revenue Service or any comparable ruling from any other taxing authority.

(y)    Neither CIC nor any Tax Affiliate has engaged in any transactions that would cause any limitation under Section 382 of the Code, except for the merger of CIC with Millennium Bancorp on August 12, 2012.

4.15    Contracts and Commitments.

(a)    Schedule 4.15(a) lists the following Contracts to which CIC or Centennial is a party or subject or by which it is bound (such Contracts required to be listed on Schedule 4.15(a), the “Material Contracts”):

(i)    any employment, agency, collective bargaining Contract or consulting Contract;

(ii)    any written or oral Contract relating to any severance pay for any Person;

(iii)    any written or oral agreement or understanding to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date;

(iv)    any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on 30 days’ or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts;

(v)    any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit CIC or Centennial from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(vi)    any stock purchase, stock option, restricted stock or restricted stock unit or stock incentive plan;

(vii)    any Contract for capital expenditures in excess of $50,000;

(viii)    any other Contract material to the business of CIC and Centennial, taken as a whole, which is not entered into in the Ordinary Course of Business.

(b)    Except as disclosed on Schedule 4.15(b), (i) each of CIC and Centennial has performed all obligations required to be performed by it prior to the date hereof in connection with the Contracts or commitments set forth on Schedule 4.15(a), and neither CIC nor Centennial is in receipt of any claim of default under any Contract or commitment set forth on Schedule 4.15(b), except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby; (ii) neither CIC nor Centennial has any present expectation or intention of not fully performing any material obligation pursuant to any Contract or commitment set forth on Schedule 4.15(a); and (iii) to the Knowledge of CIC, there has been no cancellation, breach or anticipated breach by any other party to any Contract or commitment set forth on Schedule 4.15(a), except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby.

4.16    Litigation. Schedule 4.16 lists all Litigation pending or, to the Knowledge of CIC, threatened against CIC or Centennial, and each Governmental Order to which CIC or Centennial is subject. None of the matters set forth on Schedule 4.16, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby.

4.17    No Brokers or Finders. Except as provided in the letter agreement dated August 12, 2015, between CIC and River Branch Capital LLC, there are no claims for brokerage commissions, finders’ fees, investment advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement, understanding, commitment or agreement made by or on behalf of CIC or Centennial.

4.18    Employees.

(a)    Schedule 4.18(a) lists (i) each employee of CIC or Centennial as of the date of this Agreement, and indicates for each such employee, and in the aggregate, (ii) whether such employee is full-time, part-time or on temporary status, (iii) whether such employee is a salaried employee, (iv) the employee’s annual salary, wages and any other compensation payable (including compensation payable pursuant to bonus, incentive, deferred compensation or commission arrangements), (v) the date of commencement of the employee’s employment, and (vi) the employee’s position. To the Knowledge of CIC, and except as set forth in Schedule 4.18(a), no executive employee of CIC or Centennial and no group of employees of CIC or Centennial has any plans to terminate his, her or their employment. Each of CIC and Centennial has complied in all material respects with all applicable Laws relating to employment and employment practices and those relating to the calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or otherwise), affirmative action and other hiring practices, occupational safety and health, workers compensation, unemployment, the payment of social security and other Taxes, and unfair labor practices under the National Labor Relations Act or applicable state Law. Neither CIC nor Centennial has any labor relations problem pending or, to the Knowledge of CIC, threatened, and its labor relations are satisfactory. There are no workers’ compensation claims pending against CIC or Centennial or, to the Knowledge of CIC, any facts that would give rise to such a claim, that are not fully covered by insurance indemnity with respect to the amount of such claims. To the Knowledge of CIC, no employee of CIC or Centennial is subject to any secrecy or noncompetition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of CIC or Centennial as currently conducted.

(b)    Schedule 4.18(b) lists each employee of CIC or Centennial as of the date of this Agreement who holds a temporary work authorization, including H‑1B, L‑1, F‑1 or J‑1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that CIC or Centennial provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Department”) in the application for such Work Permit was true and complete. CIC or Centennial received the appropriate notice of approval from the Department with respect to each such Work Permit. Neither CIC nor Centennial has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of CIC, threatened to revoke or adversely modify the terms of any of the Work Permit. Except as set forth in Schedule 4.18(b), no employee of CIC or Centennial is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each employee of the CIC or Centennial hired after November 6, 1986, CIC or Centennial has retained an Immigration and Naturalization Service Form I‑9, completed in accordance with applicable Law.

(c)    The employment of all terminated former employees of CIC and Centennial has been terminated in accordance with any applicable contract terms and applicable Law, and neither CIC nor Centennial has any liability under any Contract or applicable Law applicable to any such terminated employee. Except as set forth in Schedule 4.18(c), the transactions contemplated by this Agreement will not cause CIC or Centennial to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payment to any Person.

(d)    All loans that CIC or Centennial have outstanding to any employee were made in the Ordinary Course of Business on the same terms as would have been provided to a Person not Affiliated with CIC or Centennial, and all such loans with a principle balance exceeding $500,000, or that are nonaccrual or on a watch list, are set forth in Schedule 4.18(d).

(e)    Within the last five years, neither CIC nor Centennial has experienced and, to the Knowledge of CIC, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of CIC, threatened. Except as set forth on Schedule 4.18(e), no Litigation is pending or, to the Knowledge of CIC, threatened respecting or involving any applicant for employment, any current employee or any former employee, or any class of the foregoing, including:

(i)    the Equal Employment Opportunity Commission or any other corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

(ii)    the United States Department of Labor or any other corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

(iii)    the Occupational Safety and Health Administration or any other corresponding state or local agency relating to any claim or charge concerning employee safety or health;

(iv)    the Office of Federal Contract Compliance or any corresponding state agency; and

(v)    the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation,

and, to the Knowledge of CIC, there is no reasonable basis for any such Litigation.

(f)    No employee of CIC or Centennial is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated.

(g)    Each of CIC and Centennial has paid in full to all employees all wages, salaries, bonuses and commissions due and payable to such employees and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees.

(h)    There has been no lay-off of employees or work reduction program undertaken by or on behalf of CIC or Centennial in the past two years, and no such program has been adopted by CIC or Centennial or publicly announced.

4.19    Employee Benefit Plans.

(a)    Schedule 4.19(a) sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any CIC or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of CIC, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)    Schedule 4.19(b) sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with CIC or Centennial within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with CIC or Centennial within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of Persons providing services to CIC or Centennial as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which CIC or Centennial is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

(c)    CIC has made available to Heartland true and complete copies of: (i) the most recent determination letter, if any, received by CIC or Centennial from the Internal Revenue Service regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the Internal Revenue Service that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, if any; and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any.

(d)    Schedule 4.19(d) identifies each employee of CIC or Centennial who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.

(e)    With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 4.19(e) identifies: (i) each employee, former employee or qualifying beneficiary who has elected continuation; and (ii) each employee, former employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f)    (i) All Plans intended to be tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination letter stating that they are so qualified; (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination letter stating that they are so tax exempt; (iii) to the extent required either as a matter of Law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been administered materially in accordance with the documents and instruments governing the Plans; (v) all reports and filings with governmental agencies (including the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects; and (vii) each of CIC and Centennial has made a good faith effort to comply with the reporting and taxation requirements for FICA taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g)    (i) All contributions, premium payments and other payments required to be made in connection with the Plans have been made, (ii) a proper accrual has been made on the books of account of CIC for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419 or Section 419A of the Code or otherwise) and (iv) with respect to each Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, CIC is not liable for any “accumulated funding deficiency” as that term is defined in Section 412 of the Code and the projected benefit obligations do not exceed the assets of the Plan.

(h)    Except as disclosed on Schedule 4.19(h):

(i)    no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits;

(ii)    the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;

(iii)    the consummation of the transactions contemplated by this Agreement will not: (A) entitle any current or former employee of CIC or Centennial to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee;

(iv)    CIC has not been notified that any Plan is currently under examination or audit by the Department of Labor, the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the SEC;

(v)    to the Knowledge of CIC, neither CIC nor Centennial has any actual or potential liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating;

(vi)    to CIC’s Knowledge, neither CIC nor Centennial has any actual or potential liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and

(vii)    with respect to the Plans, to the Knowledge of CIC, neither CIC nor Centennial has any liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any liability for): (A) any excise taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(i)    Except as disclosed on Schedule 4.19(i):

(i)    all accruals required under FAS 106 and FAS 112 have been properly accrued on the financial statements of each of CIC and Centennial;

(ii)    no condition, agreement or Plan provision limits the right of CIC or Centennial to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code); and

(iii)    neither CIC nor Centennial has any liability for life insurance, death or medical benefits after separation from employment other than: (A) death benefits under the Plans identified on Schedule 4.19(i), or (B) health care continuation benefits described in Section 4980B of the Code.

(j)    Each Plan, or other nonqualified deferred compensation plan of CIC or Centennial, that is subject to Section 409A of the Code has been designed and has been administered in compliance with Section 409A and the Treasury Regulations thereunder.

4.20    Insurance. Schedule 4.20 hereto lists each insurance policy maintained by CIC or Centennial with respect to its properties and assets. Prior to the date hereof, CIC has delivered to Heartland complete and accurate copies of each of the insurance policies described on Schedule 4.20. All such insurance policies are in full force and effect, and neither CIC nor Centennial is in default with respect to its obligations under any of such insurance policies.

4.21    Affiliate Transactions. Except as set forth on Schedule 4.21, neither CIC nor Centennial, nor any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof shall mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such Persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement or any other agreement with CIC or Centennial (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of CIC or Centennial.

4.22    Compliance with Laws; Permits. Each of CIC and Centennial is in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including the Bank Holding Company Act, the FDIA, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks and banking; and no claims have been filed by any Governmental Entity against CIC or Centennial alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity. Each of CIC and Centennial holds all of Governmental Authorizations required for the conduct of its business. Neither CIC nor Centennial is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any Board resolutions at the request of, any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, the “Bank Regulators”), nor have either of CIC or Centennial has been advised by any Bank Regulator that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, directive, written agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter, Board resolutions or similar undertaking.

4.23    Administration of Fiduciary Accounts. Centennial has administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable state and federal Law and regulation and common law. None of CIC or Centennial or any of their respective officers or directors has committed any breach of trust with respect to any such fiduciary account which is material to or would reasonably be expected to be material to the business, operations or financial condition of CIC or Centennial, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account in all material respects.

4.24    Interest Rate Risk Management Instruments.

(a)    Schedule 4.24 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which CIC or Centennial is a party or by which any of their properties or assets may be bound. CIC has delivered to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.

(b)    All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which CIC or Centennial is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the Knowledge of CIC, in accordance with prudent banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by Remedies Exceptions), and are in full force and effect. Each of CIC and Centennial has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of CIC, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.25    Regulatory Approvals. CIC is not aware of any fact or circumstance relating to it or Centennial that would materially impede or delay receipt of any Regulatory Approvals or that would likely result in the Regulatory Approvals not being obtained.

4.26    Disclosure. To the Knowledge of CIC, the representations and warranties of CIC contained in this Agreement do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. There is no fact known to CIC which has not been disclosed to Heartland pursuant to this Agreement and the Disclosure Schedules which would have or would reasonably be expected to have a Material Adverse Effect on CIC or Centennial or materially adversely affect the consummation of the transactions contemplated hereby.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1    Conduct of Business. From the date of this Agreement to the Effective Time, unless Heartland shall otherwise agree in writing or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 5.1, or disclosed in the Disclosure Schedules:

(a)    the business of CIC and Centennial shall be conducted only in, and neither CIC nor Centennial shall take any action except in, the Ordinary Course of Business and in accordance with all applicable Laws;

(b)    each of CIC and Centennial will (i) preserve its business organization and goodwill, and will use commercially reasonable efforts to keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as reasonably requested by Heartland and (iii) not take any action that would render, or that reasonably would be expected to render, any representation or warranty made by CIC in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(c)    neither CIC nor Centennial shall, directly or indirectly,

(i)    amend or propose to amend its Charter or Bylaws;

(ii)    except as provided on Schedule 5.1(c), issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the ordinary course of business;

(iii)    redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of or any other ownership interest in CIC or Centennial;

(iv)    split, combine or reclassify any outstanding shares of capital stock of CIC or Centennial, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of CIC or capital stock of Centennial, except that Centennial shall be permitted to pay dividends on the shares of common stock of Centennial owned by CIC;

(v)    borrow any amount or incur or become subject to any material liability, except in the Ordinary Course of Business;

(vi)    discharge or satisfy any material Encumbrance on its properties or assets or pay any material liability, except otherwise in the Ordinary Course of Business;

(vii)    sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, that any such sale, assignment or transfer of any Operating Real Property shall not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

(viii)    cancel any material debt or claims or waive any rights of material value, except in the Ordinary Course of Business;

(ix)    acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership, joint venture or other business organization or division or material assets thereof, or any Real Estate or assets or deposits that are material to CIC or Centennial, except in exchange for debt previously contracted, including OREO;

(x)    other than as set forth on Schedule 4.11, make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $75,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or

(xi)    change any of its methods of accounting in effect on the date of the Latest Balance Sheet Date, other than changes required by GAAP or regulatory accounting principles;

(xii)    cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii)    enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the Ordinary Course of Business;

(xiv)    terminate or amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by Law or as disclosed on Schedule 4.19;

(xv)    enter into or propose to enter into, or modify or propose to modify, any agreement, arrangement or understanding with respect to any of the matters set forth in this Section 5.1(c); or

(xvi)    make any agreements or commitments binding it to extend credit except in a manner consistent with past practice and in accordance with Centennial’s lending policies as disclosed to Heartland, and Centennial shall not make any agreements or commitments binding it to extend credit in an amount in excess of $500,000, or sell, assign or otherwise transfer any participation in any loan, in each case without prior consultation with Heartland.

5.2    Access to Information; Confidentiality.

(a)    CIC shall permit and shall cause Centennial to permit Heartland full access on reasonable notice and at reasonable hours to the properties of CIC and Centennial, and shall disclose and make available (together with the right to copy) to Heartland and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Heartland all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of CIC and Centennial, including, without limitation, all books of account (including, without limitation, the general ledgers), tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, contracts and agreements, filings with any regulatory authority, accountants’ work papers, litigation files (including, without limitation, legal research memoranda), documents relating to assets and title thereto (including, without limitation, abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans affecting employees, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Heartland may have a reasonable interest, including, without limitation, its interest in planning for integration and transition with respect to the business of CIC and Centennial; provided, however, that (i) the foregoing rights granted to Heartland shall in no way affect the nature or scope of the representations, warranties and covenants of CIC set forth herein, and (ii) CIC shall be permitted to keep confidential any information that CIC reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Heartland. In addition, CIC shall cause Centennial to instruct their officers, employees, counsel and accountants to be available for, and respond to any questions of, such Heartland representatives at reasonable hours and with reasonable notice by Heartland to such individuals, and to cooperate fully with Heartland in planning for the integration of the business of CIC and Centennial with the business of Heartland and its Affiliates.

(b)    Any confidential information or trade secrets of CIC or Centennial received by Heartland, its employees or agents in the course of the consummation of the Merger or Bank Merger shall be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information, or trade secrets or both shall be destroyed by Heartland or, at CIC’s request, returned to CIC if this Agreement is terminated as provided in Article 7. Such information shall not be used by Heartland or its agents to the detriment of CIC or Centennial.

(c)    In the event that this Agreement shall terminate, neither party shall disclose, except as required by Law or pursuant to the request of a Governmental Agency, the basis or reason for such termination, without the consent of the other party.

5.3    Notice of Developments. CIC will promptly notify Heartland of any emergency or other change in the Ordinary Course of Business of CIC or Centennial. CIC will promptly notify Heartland in writing if CIC should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.4    Certain Loans and Related Matters. CIC will furnish to Heartland a complete and accurate list as of the end of each calendar month after October 2015, within 15 Business Days after the end of each such calendar month, of (a) all of Centennial’s periodic internal credit quality reports prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of Centennial classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans where the principal amount advanced exceeds $500,000; (e) any current repurchase obligations of Centennial with respect to any loans, loan participations or state or municipal obligations or revenue bonds and (f) any standby letters of credit issued by Centennial.

5.5    Monthly Financial Statements and Pay Listings. CIC shall furnish Heartland with balance sheets of CIC and Centennial as of the end of each calendar month after October 2015 and the related statements of income, within 15 days after the end of each such calendar month. Such financial statements shall be prepared on a basis consistent with the Latest Balance Sheet and the Related Statements and on a consistent basis during the periods involved, and shall fairly present the financial positions of CIC and Centennial as of the dates thereof and the results of operations of CIC and Centennial for the periods then ended. CIC shall make available to Heartland the payroll listings of CIC and Centennial as of the end of each pay period after October 2015, within one week after the end of such pay period.

5.6    Consents and Authorizations. CIC will use its commercially reasonable efforts to obtain (at no cost to Heartland), prior to Closing, all Consents (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement, and the other consents listed on Schedule 5.6. CIC will keep Heartland reasonably advised of the status of obtaining the Required Consents, and Heartland will reasonably cooperate with CIC to obtain the Required Consents.

5.7    Filing of Tax Returns and Adjustments.

(a)    CIC and Centennial shall file (or cause to be filed) at their own expense, on or prior to the due date, all Returns, including all Plan Returns and reports, for all Tax periods ending on or before the Effective Time where the due date for such Returns or reports (taking into account valid extensions of the respective due dates) falls on or before the Effective Time; provided, however, that neither CIC nor Centennial shall file any such Returns, or other returns, elections or information statements with respect to any liabilities for Taxes (other than federal, state or local sales, use, withholding or employment Tax Returns or statements), or consent to any adjustment or otherwise compromise or settle any matters with respect to Taxes, without prior consultation with

Heartland; provided, further, that neither CIC nor Centennial shall make any election or take any other discretionary position with respect to Taxes, in a manner inconsistent with past practices, without the prior written approval of Heartland, which approval shall not be unreasonably withheld, conditioned or delayed. In the event the granting or withholding of such approval by Heartland results in additional Taxes owing for any Tax period ending on or before the Effective Time, Liability for such additional Taxes shall not cause any representation of CIC relating to Taxes to be untrue, and to the extent such Liability would otherwise result in a reduction in the Adjusted Tangible Equity at Closing, such Liability shall be ignored for purposes of calculating Adjusted Tangible Equity. CIC shall provide Heartland with a copy of appropriate workpapers, schedules, drafts and final copies of each federal and state income Tax Return or election of CIC and Centennial (including Returns of all Plans) at least ten days before filing such Return or election. CIC shall consider in good faith and incorporate in the Return any reasonable comments that Heartland may make with respect to such Return or election.

(b)    Heartland, in its sole and absolute discretion and at its sole expense, will file (or cause to be filed) all Returns of CIC and Centennial due after the Effective Time. After the Effective Time, Heartland, in its sole and absolute discretion and to the extent permitted by Law, shall have the right to amend, modify or otherwise change all Returns of CIC and Centennial for all Tax periods. To the extent Heartland amends any such Returns, other than an amendment to comply with applicable Law, to correct an error or made at the request of the applicable federal, state, local or foreign Tax authority, and such amendment results in additional Taxes owing for any Tax period ending on or before the Effective Time, such additional Taxes shall not cause any representation of CIC relating to Taxes to be untrue.

5.8    No Solicitation.

(a)    Neither CIC nor Centennial will, and they will each use their best efforts to cause their officers, directors, employees agents and authorized representatives (“Representatives”) not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding CIC or Centennial to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required CIC Shareholder Vote, this Section 5.8(a) will not prohibit CIC from furnishing nonpublic information regarding CIC to, or entering into discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to CIC by such Person (and not withdrawn) if (1) neither CIC nor Centennial nor any their respective Representatives have violated any of the restrictions set forth in this Section 5.8(a), (2) the Board of Directors of CIC concludes in good faith, after having consulted with and considered the advice of outside counsel to CIC, that such action is required in order for the Board of Directors of CIC to comply with its fiduciary obligations to CIC’s shareholders under applicable Law, (3) at least two business days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, CIC gives Heartland written notice of the identity of such Person and of CIC’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and CIC receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of CIC and (4) at least two business days prior to furnishing any such nonpublic information to such Person, CIC furnishes such nonpublic information to Heartland (to the extent such nonpublic information has not been previously furnished by the CIC to Heartland). Without limiting the generality of the foregoing, CIC acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by CIC, Centennial or any Representative will be deemed to constitute a breach of this Section 5.8(a) by CIC.

(b)    CIC will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information) advise Heartland orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to CIC or Centennial (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. CIC will keep Heartland fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)    CIC and Centennial will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)    CIC will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which CIC or Centennial is a party, and will enforce or cause to be enforced each such agreement at the request of Heartland. CIC will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of CIC.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1    The Bank Merger. To the extent not previously approved, CIC shall cause the Board of Directors of Centennial to approve the Bank Merger within three business days of execution of this Agreement, and shall vote all of the shares of Centennial voting stock held by Centennial for the Bank Merger. For the avoidance of doubt, the Bank Merger shall occur simultaneous with the Merger, and shall be conditioned upon regulatory approval and upon the

Required CIC Shareholder Vote. Heartland shall take, and shall cause Summit to take, all actions necessary to cause Summit to change its name at the time of consummation of the Bank Merger to be “Centennial Bank” or a derivative thereof reasonably acceptable to CIC.

6.2    Filings and Regulatory Approvals. Heartland and CIC will use all commercially reasonable efforts and will cooperate with each other in the preparation and filing of, and Heartland will file, promptly after the date of this Agreement (but in any event within twenty (20) Business Days after the date of this Agreement), all applications or other documents required to obtain Regulatory Approvals and consents from the FDIC and the CDB for the Bank Merger under the Bank Merger Act, and notification, or approval, if required, of the FRB of the Merger under the Bank Holding Company Act, and any other applicable Governmental Entities, and Heartland shall provide copies of the non-confidential portions of such applications, filings and related correspondence to CIC. CIC will file, promptly after the date of this Agreement (but in any event within twenty (20) Business Days after the date of this Agreement), all applications, notices or other documents required to cause the redemption of the CIC Series A Preferred Stock and pay a dividend from Centennial to CIC in an amount necessary to redeem the CIC Series A Preferred Stock and the CIC Series C Preferred Stock pursuant to this Agreement, and CIC shall provide copies of the non-confidential portions of such applications, filings and related correspondence to Heartland. Prior to filing each application, registration statement or other document with the applicable Governmental Entity, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement shall be designated as confidential portions of such applications. Each party will use all commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Heartland will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings necessary to obtain the Regulatory Approvals.

6.3    Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

6.4    Title Insurance and Surveys.

(a)    In preparation for the Closing, as soon as reasonably possible and in no event later than January 15, 2016, CIC will furnish to Heartland, at CIC’s expense, with respect to each parcel of Owned Real Property, a title commitment with respect to a title policy conforming to be an ALTA Form 2006 Owner’s Policy of Title Insurance, issued by a title insurer satisfactory to Heartland insuring marketable fee title in Heartland as of the Closing, subject only to Permitted Encumbrances.

(b)    If (i) any title commitment or other evidence of title, or search of the appropriate real estate records, discloses that any party other than CIC or Centennial has title to any of the Owned Real Property or (ii) any title exception is disclosed in Schedule B to any title commitment that is not one of the Permitted Encumbrances or not one that CIC specifies when delivering the title commitment to Heartland that CIC will cause to be deleted from the title commitment concurrently with the Closing, including (A) any exceptions that pertain to Encumbrances securing any loans, and (B) any exceptions that Heartland reasonably believes could materially and adversely affect Heartland’s use and enjoyment of the Owned Real Property described therein (a “Title Objection”), Heartland will notify CIC in writing of such matters within fifteen (15) Business Days after receiving all of the title commitments for the Owned Real Property. CIC will use reasonable commercial efforts to cure each Title Objection (other than by payment of money) and take reasonable steps required by the title insurer to eliminate each Title Objection as an exception to the title commitment, or in the event it cannot so eliminate such Title Objection, to procure from the title insurer, at Heartland’s direction and but at CIC’s expense, title insurance coverage over such Title Objection on terms acceptable to CIC and Heartland. Matters not objected to by Heartland or that are insured in the manner above will be deemed to be acceptable to Heartland.

6.5    Shareholder Approval; Registration Statement.

(a)    CIC shall call a meeting of its shareholders (the “Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and shall schedule such meeting based on consultation with Heartland as soon as practicable after the Registration Statement is declared effective. The Board of Directors of CIC shall recommend that the shareholders approve this Agreement and the Merger (the “Board Recommendation”), and shall use its best efforts (including soliciting proxies for such approval) to obtain the Required CIC Shareholder Vote. The Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the Board of Directors of CIC or any committee thereof to withdraw or modify the Board Recommendation in a manner adverse to CIC may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required CIC Shareholder Vote, the Board of Directors of CIC may withdraw, qualify or modify the Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.8 if the Board of Directors of CIC determines in good faith, after consultation with outside counsel, that failure to do so would be likely to result in a breach of fiduciary duties under applicable law (a “Change of Board Recommendation”). In determining whether to make a Change of Board Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of CIC shall take into account any changes to the terms of this Agreement proposed by Heartland or any other information provided by Heartland in response to such notice.

(b)    For the purposes of (i) holding the Shareholder Meeting and (ii) registering Heartland Common Stock and Heartland Series D Preferred Stock to be issued to shareholders of CIC in connection with the Merger with the SEC and with applicable state securities authorities, Heartland shall prepare, with the cooperation of

CIC (which shall, for the avoidance of doubt, be given the opportunity to participate in the preparation of the Registration Statement and shall have the right to approve the content of the Registration Statement relating to CIC and Centennial), a registration statement on Form S‑4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the “Registration Statement”), which shall include a prospectus/proxy statement satisfying all applicable requirements of the Securities Act, the Exchange Act and applicable Blue Sky Laws (such prospectus/proxy statement, together with any and all amendments or supplements thereto, being herein referred to as the “Prospectus/Proxy Statement”).

(c)    Heartland shall furnish such information concerning Heartland as is necessary in order to cause the Prospectus/Proxy Statement and the Registration Statement, insofar as they relate to Heartland, to be prepared in accordance with Section 6.5(b). Heartland agrees promptly to notify CIC if at any time prior to the Shareholder Meeting any information provided by Heartland in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(d)    CIC shall promptly, and in any event within 30 days after the date of this Agreement, furnish Heartland with such information concerning CIC and Centennial as is necessary in order to cause the Prospectus/Proxy Statement and the Registration Statement, insofar as they relate to CIC and Centennial, to be prepared in accordance with Section 6.5(b), including the opinion of counsel as to tax matters required to be filed as an exhibit thereto. CIC agrees promptly to notify Heartland if at any time prior to the Shareholder Meeting any information provided by CIC in the Prospectus/Proxy Statement becomes incorrect or incomplete in any material respect, and to provide Heartland with the information needed to correct such inaccuracy or omission.

(e)    Heartland shall promptly, and in any event within 30 days of receipt from CIC pursuant to Section 6.5(d) of all portions of such Registration Statement requiring information relating to CIC and Centennial, file the Registration Statement with the SEC and applicable state securities agencies. Heartland shall use commercially reasonable efforts to cause (i) the Registration Statement to become effective under the Securities Act and applicable Blue Sky Laws at the earliest practicable date; and (ii) the shares of Heartland Common Stock issuable to the shareholders of CIC to be authorized for listing on the Nasdaq Global Select Market or other national securities exchange. At the time the Registration Statement becomes effective, Heartland shall use its commercially reasonable efforts to ensure that the Registration Statement complies in all material respects with the provisions of the Securities Act and applicable Blue Sky Laws. CIC hereby authorizes Heartland to utilize in the Registration Statement the information concerning CIC and Centennial provided to Heartland for the purpose of inclusion in the Prospectus/Proxy Statement. Heartland shall advise CIC promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Heartland shall furnish CIC with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party shall consult with the other with respect to any material (other than the Prospectus/Proxy Statement) that might constitute a “prospectus” relating to the Merger within the meaning of the Securities Act.

(f)    For a period of not less than two years after the date hereof (or such shorter period of time as may be applicable for “affiliates” of CIC to sell shares of Heartland Common Stock and Heartland Series D Preferred Stock in accordance with Rule 145 of the Securities Act), Heartland will use commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8‑K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S‑T.

(g)    None of the information relating to Heartland and its Subsidiaries that is provided by Heartland for inclusion in: (i) the Prospectus/Proxy Statement, any filings or approvals under applicable federal or state banking laws or regulations or state securities laws, or any filing pursuant to the Securities Act will, at the time of mailing the Prospectus/Proxy Statement to CIC’s shareholders, at the time of the Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(h)    Heartland shall bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of Heartland Common Stock and Heartland Series D Preferred Stock under the Blue Sky Laws, to the extent necessary. Heartland shall also bear the costs of all Nasdaq listing fees with respect to listing the shares of Heartland Common Stock on the Nasdaq Global Select Market or other national securities exchange pursuant to this Agreement. Heartland shall bear all printing and mailing costs in connection with the preparation and mailing of the Prospectus/Proxy Statement to CIC shareholders. Heartland and CIC shall each bear their own legal and accounting expenses in connection with the preparation of the Prospectus/Proxy Statement and the Registration Statement.

6.6    Establishment of Accruals. If requested by Heartland, on the Business Day immediately prior to the Closing Date, Centennial shall, consistent with GAAP, establish such additional accruals and reserves as Heartland indicates are necessary to conform Centennial’s accounting and credit loss reserve practices and methods to those of Heartland (as such practices and methods are to be applied to Centennial from and after the Effective Time) and reflect Heartland’s plans with respect to the conduct of Centennial’s business following the Merger and to provide for the costs and expenses relating to the consummation by Centennial of the transactions contemplated by this Agreement; provided, however, that any such accruals and reserves shall not affect the determination of Adjusted Tangible Equity. No such accruals or reserves shall of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by CIC or Centennial (a) of any adverse circumstances for purposes of determining whether the conditions to Heartland’s obligations under this Agreement have been satisfied; or (b) that such adjustment has any bearing on the

Aggregate Merger Consideration. In no event shall any accrual, reserve or other adjustment required or permitted by this Section 6.6 require any prior filing with any Governmental Entity or violate any Law, rule or order applicable to CIC or Centennial.

6.7    Employee Matters.

(a)    General. At the request of Heartland, CIC agrees to terminate any Plans as of the Effective Time on terms reasonably acceptable to Heartland. If any Plans are not so terminated, after the Effective Time, Heartland shall have the right to continue, amend, merge or terminate any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law, including tax qualification requirements. Until Heartland shall take such action, however, such Plans shall continue in force for the benefit of present and former employees of CIC or Centennial who have any present or future entitlement to benefits under any of the Plans (“CIC Employees”).

(b)    Limitation on Enforcement. This Section 6.7 is an agreement solely between CIC and Heartland. Nothing in this Section 6.7, whether express or implied, confers upon any employee of CIC, Centennial or Heartland or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period or (iii) any right to claim any particular compensation, benefit or aggregate of benefits, of any kind or nature whatsoever, as a result of this Section 6.7. Each CIC Employee will be eligible to continue to participate in Heartland’s health, vacation and other non-equity based employee benefit plans to the same extent as similarly situated employees of Heartland to the extent permitted by the applicable Heartland Plan or applicable Law; provided, however, that (a) nothing in this Section 6.7(b) or elsewhere in this Agreement will limit the right of Heartland or any of its Subsidiaries to amend or terminate any such health, vacation or other employee benefit plan at any time. With respect to employee benefit plans, if any, of Heartland or its Subsidiaries in which CIC Employees become eligible to participate after the Closing Date (the “Heartland Plans”), Heartland will, or will cause the Surviving Corporation or its Subsidiaries to: (i) with respect to each Heartland Plan that is a medical/prescription, dental or vision plan, (x) waive any exclusions for pre-existing conditions under such Heartland Plan that would result in a lack of coverage for any condition for which the applicable CIC Employee would have been entitled to coverage under the corresponding Benefit Plan in which such CIC Employee was an active participant immediately prior to his or her transfer to Heartland Plan; (y) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Benefit Plan in which such CIC Employee was an active participant immediately prior to his or her transfer to Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period); and (z) provided CIC’s insurance company provides information related to the amount of such credit that is available to Heartland, provide each CIC Employee with credit for deductibles paid by such CIC Employee prior to his or her transfer to Heartland Plan (to the same extent such credit was given under the analogous Benefit Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Heartland Plan for the plan year that includes such transfer and (ii) fully recognize service of the CIC Employees with CIC or Centennial for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the CIC Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Benefit Plan prior to such transfer. Heartland shall extend coverage to CIC Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Heartland to the extent permitted by such Heartland Plans and applicable Law. Heartland shall give effect to any elections made by CIC Employees with respect to such accounts under any CIC or Centennial flexible benefits cafeteria plan to the extent permitted by such Heartland Plan and applicable Law. CIC Employees shall be credited with amounts available for reimbursement equal to such amounts as were credited under any CIC or Centennial flexible benefits cafeteria plan to the extent permitted by such Heartland Plan and applicable Law. The foregoing will not apply to the extent it would result in duplication of benefits.

(c)    Terminated CIC Employees. To the extent that Heartland terminates the employment of any CIC Employee at, or within six months after, the Effective Time, and such CIC Employee is not entitled to severance benefits under a separate contractual obligation with CIC, Heartland will provide such CIC Employee with severance benefits equivalent to one week of pay for each year of service with a minimum of two and a maximum of 12 weeks of severance pay.

6.8    Tax Treatment. None of CIC, Centennial or Heartland shall take any action which would disqualify the Merger as a “reorganization” that would be tax-free to the shareholders of CIC pursuant to Section 368(a)(1)(A) of the Code.

6.9    Updated Schedules. On a date 15 Business Days prior to the Effective Date and on the Effective Date, CIC shall modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by CIC subsequent to the date any Schedule was previously delivered by CIC to Heartland. Notwithstanding the foregoing, any updated Schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 7.3(a).

6.10    Indemnification; Directors’ and Officers’ Insurance.

(a)    Heartland agrees that all rights of the present and former directors and officers of CIC and Centennial to indemnification provided for in the Charter or Bylaws of CIC or Centennial, as applicable, as in effect on the date hereof, or required under any applicable Law (including rights to advancement of expenses and exculpation), shall survive the Merger and continue in full force and effect until expiration of the applicable statute of limitations (each such director and officer being sometimes hereinafter be referred to as an “Indemnified Party”). Without limiting the generality of the foregoing, Heartland agrees that, following the Effective Time, the Surviving Corporation will indemnify any person made a party to any proceeding by reason of the fact that such person was a director, officer or employee of CIC or Centennial at or prior to the Effective Time to the fullest extent provided in, and shall advance expenses in accordance with, the Charter and Bylaws of CIC or Centennial, as applicable, in the form provided to Heartland, in each case subject to all the limitations set forth in such Charter and Bylaws and applicable Law. Notwithstanding anything to the contrary contained in this Section 6.10, nothing contained in this Agreement shall require Heartland to indemnify, defend or hold harmless any Indemnified Party to a greater extent than CIC or Centennial may, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party, and any such indemnification provided pursuant to this Section 6.10 shall be provided only to the extent that such indemnification is permitted by any applicable federal or state Laws.

(b)    Prior to the Effective Time, CIC shall or, if CIC is unable to, Heartland as of the Effective Time shall, obtain and fully pay for “tail” insurance with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as CIC and Centennial’s existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall CIC or Heartland expend for “tail” insurance policies for the D&O Insurance a premium amount in excess of $100,000). If CIC and Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, Surviving Corporation shall continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in CIC and Centennial’s existing policies as of the date of this Agreement, or Surviving Corporation shall purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable to the Indemnified Parties as provided in CIC and Centennial’s existing policies as of the date of this Agreement; provided, however, that in no event shall CIC or Surviving Corporation be required to expend for such policies an annual premium amount in excess of $40,000; and, provided, further, that if the annual premiums of such insurance coverage exceeds such amount, Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(c)    The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party as if he or she were a party to this Agreement. The indemnification rights provided to each Indemnified Party pursuant hereto shall be in addition to all other indemnification rights provided to such Indemnified Party under any agreement or certificate between CIC or Centennial and such Indemnified Party.

6.11    Notice of Developments by Heartland. Heartland will promptly notify CIC in writing if Heartland should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 6.11 will be deemed to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

6.12    Redemption of CIC Preferred Stock. Subject to receipt of any approvals required from any Governmental Entities to either provide the necessary funding or effect the redemption, CIC will redeem all outstanding shares of CIC Series A Preferred Stock and CIC Series C Preferred Stock immediately prior to the Effective Time.

6.13    Repayment of CIC Bank Loan. Subject to receipt of any approvals required from any Governmental Entities to provide the necessary funding, including the payment of any dividend from Centennial to CIC, immediately prior to the Effective Time, CIC will repay in full the Promissory Note dated October 24, 2014 in the principal amount of $5,000,000 issued to Busey Bank pursuant to the Bank Stock Loan Agreement dated October 24, 2014 among CIC, CIC Intermediate Holdco, Inc. and Busey Bank and cause the Stock Pledge Agreement dated October 24, 2014 between CIC and Busey Bank to be terminated.

6.14    Assumption of CIC Convertible Notes and CIC Sub-Debt. Heartland will assume all of the CIC Convertible Notes and CIC Sub-Debt as of the Effective Time. Upon conversion of the CIC Convertible Notes after the Effective Time, the holders thereof will be entitled to receive (i) Heartland Common Stock for the entire outstanding principal amount thereof, calculated by dividing such principal amount by a conversion price, subject to further adjustment as provided therein, that has been adjusted as of the Effective Time by multiplying the current conversion price of the CIC Convertible Notes ($12.50) by the ratio of the Average Closing Price to the Aggregate Merger Consideration per Share, and (ii) a proportionate amount of the Scheduled Payments.

6.15    Millennium Stragglers. During the 60-day period following the date of this Agreement, CIC shall provide the Millennium Stragglers with an opportunity to claim shares of CIC Class A Common Stock or receive cash pursuant to the Millennium Agreement. If, within such period any Millennium Stragglers have not claimed shares of CIC Class A Common Stock, CIC will use commercially reasonable efforts to pay them cash in accordance with the Millennium Agreement.

6.16    Determination of Adjusted Tangible Equity. Within five (5) Business Days following the Determination Date, CIC shall prepare and deliver to Heartland its good faith calculation of Adjusted Tangible Equity, together with reasonable support therefor. If CIC and Heartland agree to such calculation and to the Adjusted Tangible Equity, such amounts shall be final and conclusive. If Heartland believes that Tangible Equity is less than $55,000,000 and Heartland and CIC disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, unless otherwise agreed upon by the parties, the items in dispute shall be submitted to a mutually acceptable independent national accounting firm in the United States for final determination, and the calculations shall be deemed adjusted in accordance with the determination of the independent accounting firm and shall become binding, final and conclusive upon all of the parties hereto. The independent accounting firm shall consider only the items in dispute and shall be instructed to act within five (5) Business Days (or such longer period as CIC and Heartland may agree) to resolve all items in dispute. CIC and

Heartland shall share equally the payment of reasonable fees and expenses of the independent accounting firm.

ARTICLE 7
CONDITIONS

7.1    Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)    Regulatory Approvals. The Regulatory Approvals shall have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods shall have lapsed. None of such approvals shall contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Heartland, CIC or Centennial; (ii) require any Person other than Heartland to be deemed a bank holding company under the Bank Holding Company Act; (iii) require any Person other than Heartland to guaranty, support or maintain the capital of Centennial; or (iv) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Heartland or any of its Subsidiaries; (any of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, however, that the following shall not be deemed to be included in the preceding list and shall not be deemed a “Materially Burdensome Regulatory Condition”: any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by Law, written and publicly available supervisory guidance of general applicability, unwritten supervisory guidance of which Heartland has knowledge, in each case, as in effect on the date hereof.

(b)    No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction shall have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

(c)    No Prohibitive Change of Law. There shall have been no Law, domestic or foreign, enacted or promulgated which would materially impair the consummation of the transactions contemplated hereby.

(d)    Governmental Action. There shall not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in (i) restraining or prohibiting the consummation of the transactions contemplated hereby or obtaining material damages from CIC, Centennial, Heartland or any of Heartland’s Subsidiaries in connection with the transactions contemplated hereby, (ii) prohibiting direct or indirect ownership or operation by Heartland of all or a material portion of the business or assets of CIC or Centennial or of Heartland or any of its Subsidiaries, or to compelling Heartland or any of its Subsidiaries or CIC or Centennial to dispose of or to hold separately all or a material portion of the business or assets of Heartland or any of its Subsidiaries or of CIC or Centennial, as a result of the transactions contemplated hereby, or (iii) requiring direct or indirect divestiture by Heartland of any of its business or assets or of the business or assets of CIC or Centennial.

(e)    No Termination. No party hereto shall have terminated this Agreement as permitted herein.

(f)    Shareholder Approval. The Merger shall have been approved by the Required CIC Shareholder Vote.

(g)    Registration Statement. The Registration Statement shall have been declared and shall remain effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement shall have been issued and no action, lawsuit, proceeding or investigation for that purpose shall have been initiated or threatened by the SEC, and all approvals required under Blue Sky Laws relating to the shares of Heartland Common Stock and Heartland Series D Preferred Stock issuable to the shareholders of CIC hereunder shall have been received. The shares of Heartland Common Stock issuable to the shareholders of CIC shall have been authorized for listing on the Nasdaq Global Select Market or other national securities exchange, subject to official notice of issuance.

(h)    Minimum Adjusted Tangible Equity. Adjusted Tangible Equity, determined as of the Determination Date, shall be not less than $51,500,000.

7.2    Additional Conditions to Obligation of CIC. The obligation of CIC to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)    Representations and Warranties. The representations and warranties set forth in Article 3 (i) that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 3 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)    Agreements. Heartland shall have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)    Officer’s Certificate. Heartland shall have furnished to CIC a certificate of the Chief Financial Officer of Heartland, dated as of the Effective Time, in which such officer shall certify to the conditions set forth in Sections 7.2(a) and (b).

(d)    Heartland Secretary’s Certificate. Heartland shall have furnished to CIC (i) copies of the text of the resolutions by which the corporate action on the part of Heartland necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of Heartland by its corporate secretary or one of its assistant corporate secretaries certifying to CIC that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)    Change in Control of Heartland. Heartland shall not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one Person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.

(f)    Legal Opinion. CIC shall have received an opinion of Bieging Shapiro & Barber LLP that, based on the terms of this Agreement and on the basis of certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a)(1)(A) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including those contained in certificates of officers or directors of CIC, Heartland and others.

(g)    Other Materials. CIC shall have received the materials set forth in Section 2.8(b).

7.3    Additional Conditions to Obligation of Heartland. The obligation of Heartland to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)    Representations and Compliance. The representations and warranties set forth in Article 4 (i) that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 4 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)    Agreements. CIC shall have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)    Officers’ Certificate of CIC. CIC shall have furnished to Heartland a certificate of the Chief Executive Officer and Chief Financial Officer of CIC, dated as of the Effective Date, in which such officers shall certify to the conditions set forth in Sections 7.3(a) and 7.3(b).

(d)    CIC Secretary’s Certificate. CIC shall have furnished to Heartland (i) copies of the text of the resolutions by which the corporate action on the part of CIC necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Effective Time executed on behalf of CIC by its corporate secretary or one of its assistant corporate secretaries certifying to Heartland that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)    Dissenting Shares. The total number of Dissenting Shares shall be no greater than six and one-half percent (6.5%) of the number of outstanding shares of CIC Common Stock or CIC Series B Preferred Stock.

(f)    Required Consents. Each Required Consent will have been obtained and be in full force and effect, and such actions as Heartland’s counsel may reasonably require will have been taken in connection therewith.

(g)    No Equity Claims. No Person (other than a CIC Securityholder) will have asserted that, such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, CIC or Centennial or (ii) is entitled to all or any portion of the Merger Consideration.

(h)    Employment Agreements. Heartland or Centennial will have entered into employment agreements with Kevin W. Ahern and James L. Basey in substantially the forms attached hereto as Exhibits C and D, such agreements will be in full force and effect and neither of such Persons will have indicated any intention of not fulfilling his obligations under his agreement.

(i)    Non-Compete Agreements. Kevin W. Ahern and James L. Basey will have entered into non-compete agreements with Heartland in substantially the forms attached hereto as Exhibits E and F, such agreements will be in full force and effect and neither of such Persons will have indicated any intention of not fulfilling his obligations under his agreement.

(j)    Other Materials. Heartland shall have received the materials set forth in Section 2.8(a).

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1    Reasons for Termination. This Agreement, by prompt written notice given to the other parties prior to or at the Closing, may be terminated:

(a)    by mutual consent of the Boards of Directors of Heartland and CIC;

(b)    by either party in the event a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(c)    by either party if the Merger is disapproved (or suggested or recommended to be withdrawn) by any Governmental Entity;

(d)    by CIC if:

(i)    the Closing has not occurred by June 30, 2016 (the “Termination Date”); provided that CIC will not be entitled to terminate this Agreement pursuant to this clause (d)(i) if (x) CIC’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, (y) CIC has refused, after satisfaction of the conditions set forth in Sections 7.1 and 7.2, to close in accordance with Section 2.8 or (z) the circumstances or events underlying the termination rights set forth in clauses (d)(iii) or (d)(iv) of this Section 8.1 shall have occurred;

(ii)    Heartland will have breached any representation, warranty or agreement of Heartland in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by CIC to Heartland;

(iii)    at the Shareholder Meeting, this Agreement shall not have been duly adopted by the Required CIC Shareholder Vote;

(iv)    (A) CIC will have delivered to Heartland a written notice of the intent of CIC to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five business days have elapsed following delivery to Heartland of such written notice by CIC, (C) during such five business-day period CIC has fully complied with the terms of Section 5.8, including informing Heartland of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Heartland to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) at the end of such five business-day period the Board of Directors of the CIC will have continued reasonably to believe that such Acquisition Proposal constitutes a Superior Proposal, (E) CIC pays to Heartland the termination fee in accordance with Section 8.4, and (F) CIC will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of CIC will have resolved to do so;

(v)    any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of CIC to comply with its obligations under this Agreement); or

(vi)    the Average Determination Date Price shall be less than $23.50; provided, however, CIC may only exercise its termination right pursuant to this Section 8.1(d)(vi) by written notice given to Heartland within two (2) Business Days following the Determination Date.

(e)    by Heartland if:

(i)    the Closing has not occurred by the Termination Date; provided that Heartland will not be entitled to terminate this Agreement pursuant to this clause (e)(i) if (x) Heartland’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement or (y) Heartland has refused, after satisfaction of the conditions set forth in Sections 7.1 or 7.3, to close in accordance with Section 2.8;

(ii)    CIC will have breached any representation, warranty or agreement in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Heartland to CIC; or

(iii)    at the Shareholder Meeting, this Agreement shall not have been duly adopted by the Required CIC Shareholder Vote.

8.2    Effect of Termination. Except as provided in Sections 8.3 and 8.4 and any provisions set forth herein that survive the termination of this Agreement, if this Agreement is terminated pursuant to Section 8.1, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Heartland, CIC or any of their respective Representatives or Subsidiaries, and all rights and obligations of each party hereto shall cease; provided, however, that, subject to Sections 8.3, and 8.4, nothing herein shall relieve any party from liability arising out of its own fraud, willful misconduct or material breach of this Agreement.

8.3    Expenses. Except as provided in this Section 8.3 or Section 8.4, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 8.1(d)(iii), 8.1(e)(ii) or 8.1(e)(iii), or for any of the reasons set forth in Section 8.4, then CIC shall pay to Heartland, within five Business Days of presentation by Heartland of reasonably detailed invoices for the same, all Expenses reasonably incurred by Heartland, and if this Agreement is terminated pursuant to Section 8.1(d)(ii), then Heartland shall pay to CIC, within five Business Days of presentation by CIC of reasonably detailed invoices for the same, all Expenses reasonably incurred by CIC; provided, however, in either event, neither party’s reimbursement obligation hereunder shall exceed $500,000 in the aggregate. As used in this Agreement, “Expenses” shall consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of shareholder approvals and all other matters related to the consummation of the Merger.

8.4    CIC Termination Payments. If this Agreement is terminated by CIC pursuant to 8.1(d)(iv), or by Heartland pursuant to Section 8.1(e)(ii) because of a breach of any portion of Section 5.8 or Section 6.5(a), then CIC shall pay to Heartland (in lieu of any payment that may be due under Section 8.3), a termination fee of $3,400,000 as the sole and exclusive remedy of Heartland (including any remedy for specific performance), as agreed-upon liquidated damages.

8.5    Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

8.6    Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of any other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 9
GENERAL PROVISIONS

9.1    Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with CIC or Centennial, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland and CIC mutually determine and approve or as required by applicable Law. Heartland will have the right to be present for any in-Person announcement by CIC. Unless consented to by Heartland or required by Law, CIC will keep, and will cause Centennial to keep, this Agreement and the transactions contemplated by this Agreement confidential.

9.2    Notices. All notices and other communications hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by fax, by e-mail, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by it by like notice):

if to Heartland:

Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Telephone:	(563) 589-1994
Fax:	(563) 589-1951
Attention:	David Horstmann, Executive Vice President, Finance and Corporate Strategy
Michael Coyle, Executive Vice President, Senior General Counsel and Corporate Secretary
e-mail:	davidhorstmann@htlf.com
mcoyle@htlf.com

with a copy to:

Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention:	Thomas Martin
Jay L. Swanson
Fax:	(612) 340-7800
e-mail:	martin.tom@dorsey.com
swanson.jay@dorsey.com

if to CIC:

CIC Bancshares, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Attention:	Kevin W. Ahern, Chairman and Chief Executive Officer
Fax:	(720) 873-3775
e-mail:	kahern@cicbancshares.com

with a copy to:

Bieging Shapiro & Barber LLP
4582 South Ulster Street Parkway
Suite 1650
Denver, Colorado 80237
Attention:	Christian E. Otteson
Fax:	(720) 488-7711
Email:	cotteson@bsblawyers.com

if to the Securityholders’ Representative:

Kevin W. Ahern
c/o CIC Bancshares, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Fax:	(720) 873-3775
Email:	kahern@cicbancshares.com

All such notices and other communications shall be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if faxed or e-mailed; and the next day after being delivered to an overnight delivery service.

9.3    Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.4    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

9.5    Schedules. The Schedules correspond to the specific sections contained in Article 4. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document or other item itself. In the event of any inconsistency between the statements in this Agreement and statements in a Schedule, the statements in this Agreement will control and the statements in the Schedule will be disregarded.

9.6    Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and “hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders shall be deemed to include the others if the context requires. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular if the context requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to,”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” shall be in U.S. dollars. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

9.7    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.8    Complete Agreement. This Agreement contains the complete agreement between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral. CIC acknowledges that Heartland has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in agreements referred to herein that survive the execution and delivery of this Agreement.

9.9    Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

9.10    Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the business, assets and properties of CIC and Centennial, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity (without any requirement that Heartland provide any bond or other security). The parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.11    Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12    Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation shall constitute a waiver of any representation, warranty or covenant of any other party.

9.13    No Survival of Representations. The representations, warranties and covenants made by CIC and Heartland in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate on, and shall have no further force or effect after, the first to occur of (a) the Effective Time or (b) the date on which this Agreement is terminated as set forth herein, except for those covenants contained herein or therein which by their terms apply in whole or in part after the Effective Time or survive the termination of this Agreement.

9.14    Securityholders’ Representative. By approving this Agreement and the transactions contemplated hereby or by executing a Letter of Transmittal, each holder of CIC Class A Common Stock shall have irrevocably (a) authorized and appointed the Securityholders’ Representative as such holder’s representative to act on behalf of the holder with respect to the matters set forth in Section 2.9; and (b) agreed that the Securityholders’ Representative shall not be liable, responsible or accountable in damages or otherwise to CIC Securityholders for any Liabilities incurred by reason of any error in judgment or any act or failure to act arising out of the activities of the Securityholders’ Representative on behalf or in respect of the CIC Securityholders, including (i) the failure to perform any acts he is not expressly obligated to perform under this Agreement; (ii) any acts or failures to act made in good faith or on the advice of legal counsel, accountants or other consultants to the Securityholders’ Representative; or (iii) any other matter beyond the control of the Securityholders’ Representative. No bond shall be required of the Securityholders’ Representative, and the Securityholders’ Representative shall not receive compensation for his services contemplated by this Agreement except as set forth in Section 2.9. If Kevin W. Ahern is no longer serving as Securityholders’ Representative due to his resignation, death or disability, the resulting vacancy in the position of Securityholders’ Representative may be filled by the approval of the Persons (or their heirs or successors) that held immediately prior to Closing a majority of the Fully Diluted Shares Outstanding.

[The remainder of this page is intentionally blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

HEARTLAND FINANCIAL USA, INC.

By	/s/ Lynn B. Fuller
Lynn B. Fuller, Chairman and Chief Executive Officer

CIC BANCSHARES, INC.

By	/s/ Kevin W. Ahern
Kevin W. Ahern, Chairman and Chief Executive Officer

KEVIN W. AHERN, as Securityholders’ Representative

/s/ Kevin W. Ahern
Kevin W. Ahern